UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

TRECORA RESOURCES

(Name of Registrant as specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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 1650 Hwy 6 South, Suite 190
Sugar Land, TX  77478
(409) 385-8300

April 27, 2017

To Our Stockholders:

On behalf of the Board of Directors, I cordially invite you to attend the 2017 Annual Stockholders' Meeting on June 15, 2017, at 10:00 a.m., Central Daylight Time.  The meeting will be held at our corporate office, 1650 Hwy 6 South, Suite 190, Sugar Land, Texas 77478.  If you plan to attend the meeting, please RSVP to 281-980-5522.

Matters to be acted upon at the meeting are described in the attached Notice of 2017 Annual Meeting of Stockholders and Proxy Statement.  We have also included a copy of our Annual Report on Form 10-K for the year ended December 31, 2016, for your review.

Your vote on the business to be considered at the meeting is important regardless of the number of shares you own.  Whether or not you plan to attend, please vote your proxy promptly in accordance with the instructions on the enclosed proxy card.  If you do attend the meeting, you may, of course, withdraw your proxy should you wish to vote in person.

Sincerely,

/s/ Nicholas Carter
Nicholas Carter
Chairman of the Board

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS	1

PROXY STATEMENT
GENERAL EXPLANATION OF MATERIALS INCLUDED	3

QUESTIONS AND REQUESTS FOR ADDITIONAL INFORMATION	4

VOTING	5

STOCKHOLDER PROPOSALS	8

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS	9

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	22

BENEFICIAL OWNERSHIP TABLE	22

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	23

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	23

PROPOSAL NO. 1 – ELECTION/RE-ELECTION OF DIRECTORS	24

NON-EMPLOYEE DIRECTOR COMPENSATION	26

PROPOSAL NO. 2 – RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	29

PRINCIPAL ACCOUNTING FEES AND SERVICES	31

PROPOSAL NO. 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION	32

PROPOSAL NO. 4 – ADVISORY VOTE ON THE FREQUENCY OF THE SAY ON PAY VOTE	33

EXECUTIVE COMPENSATION	34

PROPOSAL NO. 5 – TO APPROVE AND RATIFY THE FIRST AMENDMENT TO THE COMPANY'S STOCK AND INCENTIVE PLAN EQUITY COMPENSATION PLAN INFORMATION	57

PROPOSAL NO. 6 – TO APPROVE AND RATIFY CERTAIN AWARDS GRANTED PURSUANT TO THE COMPANY'S STOCK AND INCENTIVE PLAN	69

PROPOSAL NO. 7 – ADOPTION OF RESOLUTIONS THAT HAVE BEEN ADOPTED BY THE BOARD OF DIRECTORS TO RATIFY EACH POSSIBLE "DEFECTIVE CORPORATE ACT" (AS DEFINED IN SECTION 204 OF THE DELAWARE GENERAL CORPORATION LAW)	71

OTHER BUSINESS	74

TRECORA RESOURCES
("TREC")
1650 Hwy 6 South, Suite 190
Sugar Land, TX  77478
(409) 385-8300

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:		10:00 a.m. – 11:00 a.m. CDT, June 15, 2017

Place:		Trecora Resources' Corporate Office
1650 Hwy 6 South, Suite 190
Sugar Land, TX 77478
Items of Business:	(1)	Election/re-election of three nominees to the Board of Directors
	(2)	Ratification of the selection of BKM Sowan Horan, LLP as the Company's independent registered public accounting firm for 2017
	(3)	To approve, by non-binding vote, the compensation of the Company's named executive officers
	(4)	To approve, by non-binding vote, the frequency of a non-binding vote on the compensation of the Company's named executive officers
	(5)	To approve and ratify the First Amendment to the Company's Stock and Incentive Plan
	(6)	To approve and ratify certain awards granted pursuant to the Company's Stock and Incentive Plan
	(7)	To adopt resolutions that have been adopted by the Board of Directors to ratify each "defective corporate act" (as defined in Section 204 of the General Corporation Law of the State of Delaware)
	(8)	Consider and act upon such other business as may properly come before the meeting.

Adjournments and Postponements:
Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date:
You are entitled to vote only if you were a Trecora Resources stockholder of record as of the close of business on April 26, 2017.  Your vote is important. We encourage you to vote by proxy, even if you plan to attend the meeting.  You may vote your proxy by telephone, Internet or mail.  A toll-free telephone number and website address are included on your proxy card.

Meeting Admission:
You are entitled to attend the annual meeting only if you were a Trecora Resources stockholder of record as of the close of business on April 26, 2017, or hold a valid proxy for the annual meeting.  You should be prepared to present photo identification for admittance.  If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you should provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to April 26, 2017, a copy of the voting instruction card provided by your broker, trustee or nominee, or similar evidence of ownership.  If you do not provide photo identification and comply with the other procedures outlined above, you will not be admitted to the annual meeting.

Webcast:	www.ir.trecora.com

This notice of annual meeting and proxy statement and form of proxy are being distributed on or about April 27, 2017.

/s/ Connie Cook
Connie Cook, Secretary

PROXY STATEMENT

GENERAL EXPLANATION OF MATERIALS INCLUDED

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Trecora Resources, a Delaware corporation (the "Company"), for the Company's Annual Meeting of Stockholders which is scheduled to take place on June 15, 2017.  This proxy statement provides a description of the business matters to be covered at the annual meeting.  As a stockholder, you are entitled and encouraged to attend the annual meeting and to vote on the matters described in this proxy statement.  Detailed information on voting is provided below.

In addition to notifying you of the upcoming annual meeting of stockholders, we request your vote on the matters to be covered at the annual meeting.  In making this solicitation, the Company will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. Proxies may be solicited in person by our employees, or by mail, courier, telephone, email, or facsimile.

This proxy statement includes the following abbreviations:
(1)	TREC – Trecora Resources
(2)	TOCCO – Texas Oil & Chemical Co. II, Inc. – wholly owned subsidiary and parent of SHR and TC
(3)	SHR – South Hampton Resources, Inc. – Petrochemical segment
(4)	TC – Trecora Chemical – Specialty wax segment
(5)	AMAK – Al Masane Al Kobra Mining Company – Mining investment – 33% ownership
(6)	PEVM – Pioche Ely Valley Mines, Inc. – Inactive mine - 55% ownership

Specific Items of Business

The following seven proposals will be presented at the meeting for your vote.  Space is provided in the accompanying proxy card to vote for, against, or abstain from voting on each of the proposals other than the election of directors and the approval of the frequency of the non-binding vote on the compensation of the Company's named executive officers. Space is provided in the accompanying proxy card to vote for or withhold your vote for each director candidate. Space is provided in the accompanying proxy card to vote for every one, two or three years or to abstain with regard to the frequency of a non-binding vote on the compensation of the Company's named executive officers. If you vote using the telephone or Internet, you will be instructed how to vote on these issues when you call or access the relevant website.

(1)	The election/re-election of three directors,

(2)	The ratification of selection of our independent registered public accounting firm,

(3)	The approval, by non-binding vote, of the compensation of the Company's named executive officers,

(4)	The approval, by non-binding vote, of the frequency of a non-binding vote on the compensation of the Company's named executive officers,

(5)	The approval and ratification of the First Amendment to the Company's Stock and Incentive Plan,

(6)	The approval and ratification of certain awards granted pursuant to the Company's Stock and Incentive Plan, and

(7)
The adoption of resolutions that have been adopted by the Board of Directors to ratify each "defective corporate act" (as defined in Section 204 of the General Corporation Law of the State of Delaware).

QUESTIONS AND REQUESTS FOR ADDITIONAL INFORMATION

Questions regarding the annual meeting, this proxy statement, voting or otherwise should be directed to the individual listed below at the provided contact information.  The following proxy materials should be included with this mailing: (1) Notice of Annual Meeting of Stockholders; (2) proxy statement; (3) proxy card (or voting instruction card for beneficial owners) with pre-addressed envelope; and (4) the Company's 2016 Report on Form 10-K.  If any portion of the proxy materials appears to be missing, or if you would like an additional copy of the proxy materials, please contact the individual below at the listed contact information for a free copy.

Corporate Secretary
Trecora Resources
P. O. Box 1636
Silsbee, TX  77656
(409) 385-8300

Our proxy statement and 2016 Report on Form 10-K may also be accessed on our website at www.trecora.com.

Request for Multiple Copies of Proxy Materials

Please note that if multiple stockholders reside at the same address, only one set of proxy materials has been provided, unless the Company received contrary instructions from one or more of the stockholders.  To request a separate copy of the proxy materials, or to request to receive separate copies of the proxy materials in the future, contact the Corporate Secretary at the above address, and a free copy will be promptly delivered to you.

Request for Single Copy of Proxy Materials

If you share an address with one or more shareholders and are currently receiving multiple sets of proxy materials, you may request delivery of a single set of proxy materials by contacting the Corporate Secretary at the above address.

VOTING

Company stockholders of record are entitled to vote on the items of business described in this proxy statement.  Stockholders of record may (1) attend the annual meeting and vote their shares in person; (2) vote by submitting a proxy; or (3) vote electronically via the Internet or by telephone.  Beneficial owners may (1) attend the annual meeting and vote their share in person only if they obtain a legal proxy from their broker, trustee or nominee; (2) vote by submitting voting instructions; or (3) vote electronically via the Internet or by telephone.

Voting Securities, Record Date

Shareholders of record at the close of business on April 26, 2017, (the "record date") are entitled to vote at the meeting and any adjournment or postponement of the meeting.  On the record date, there were 24,252,564 shares of common stock of the Company, par value $0.10, issued and outstanding.

Stockholder of Record

If your shares are registered directly in your name, you are the stockholder of record of those shares, and these proxy materials are being sent directly to you by the Company.  As a stockholder of record, you have the right to grant your voting proxy directly to the Company or a third party, or vote in person at the meeting.  The Company has enclosed a proxy card for you to use.

Beneficial Owner

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card on behalf of your broker, trustee or nominee.  Your broker is not permitted to vote on your behalf on the election of directors and the other matters at the shareholder meeting (except for the ratification of the selection of BKM Sowan Horan, LLP as auditors for 2017), unless you provide specific instructions by completing and returning the Voting Instruction Form or following the instructions provided to you to vote your shares via telephone or the Internet.  For your vote to be counted, you need to communicate your voting decisions to your broker, bank or other financial institution before the date of the shareholder meeting.

Voting in Person at the Annual Meeting

Stockholders of record are invited to attend the Annual Meeting of Stockholders on June 15, 2017, at the Trecora Resources' Corporate Office, Sugar Land, TX and vote their shares in person.  Beneficial owners may vote in person at the annual meeting only if they obtain a legal proxy from their broker, trustee or nominee that holds their shares giving them the right to vote the shares.

Voting by Submitting a Proxy or Voting Instructions

Regardless of whether you plan to attend the annual meeting, stockholders of record and beneficial owners have the option of voting their shares by submitting a proxy or voting instructions, as applicable.

Stockholders of record may vote by proxy.  To vote by proxy, stockholders of record must complete, sign and date their proxy cards and mail them in the accompanying pre-addressed envelopes.  Your proxy card and pre-addressed envelope is included with this proxy statement.

Beneficial owners may vote by submitting voting instructions to their broker, trustee or nominee.  Your voting instruction card should be provided by your broker, trustee or nominee.  Please refer to your voting instruction card for voting procedures and additional information.

Proxies and Voting Instructions Are Revocable

A stockholder of record may change his or her vote by either: (1) submitting a new proxy bearing a later date (which automatically revokes the earlier proxy); (2) providing written notice of revocation to the Corporate Secretary at the address listed above on page 4; or (3) attending the annual meeting and voting in person.  Please note that your attendance at the annual meeting will not revoke a previously submitted proxy unless you specifically make such a request.  A beneficial owner may change his or her vote by either: (1) submitting new voting instructions to the appropriate broker, trustee or nominee; or (2) if they have obtained a legal proxy from their broker, trustee or nominee giving them the legal right to vote their shares, by attending the annual meeting and voting in person.

Voting Electronically

Stockholders of record and beneficial owners may vote electronically by following the instructions provided on their proxy cards prior to 1:00 a.m. CDT on June 15, 2017.

Voting Procedures

The Company's corporate by-laws provide that each stockholder shall have one vote for each share of stock having voting power, registered in his name on the books of the Company.

Election of Directors

In the election of directors, you may vote "FOR" or "WITHHOLD" with respect to each of the nominees.  If you elect to "WITHHOLD" in the election of directors, it will not impact the election of directors.  As provided in the Company's corporate by-laws, directors are elected upon a plurality vote of the stockholders.  Therefore, the director nominees who receive the highest number of "FOR" votes are elected.  Cumulative voting is not permitted in the election of directors.

Pursuant to the Corporate Governance Guidelines of the Company, in any non-contested election of directors, any director nominee who receives a greater number of votes "WITHHELD" from his or her election than votes "FOR" such election shall tender his or her resignation. Within 90 days after certification of the election results the Board of Directors will decide, through a process managed by the Nominations and Governance Committee and excluding the nominee in question, whether to accept the resignation. Absent a compelling reason for the director to remain on the Board, the Board shall accept the resignation.

Advisory Vote on the Frequency of a Non-Binding Vote on the Compensation of the Company's Named Executive Officers

When voting on the frequency of a non-binding vote on the compensation of the Company's named executive officers, you may vote "EVERY YEAR," "EVERY TWO YEARS," "EVERY THREE YEARS" or "ABSTAIN." If you elect to "ABSTAIN," the abstention has the same effect as a vote against the other three options. The Company's corporate by-laws require the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote on this proposal at the annual meeting.

Voting on Other Business Items

When voting on other business matters, you may vote "FOR," "AGAINST" or "ABSTAIN."  If you elect to "ABSTAIN," the abstention has the same effect as a vote "AGAINST."  As provided in the Company's corporate by-laws, business proposals, other than the election of the directors, require the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote on those proposals at the annual meeting.

How Shares will be Voted by Proxy or Voting Instructions

If you provide specific instructions with regard to certain proposals, your shares will be voted as you instruct on such proposals.  If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board ("FOR" the Company's nominees to the Board, "FOR" ratification of BKM Sowan Horan, LLP as the Company's independent registered public accounting firm for 2017, "FOR" the approval of the compensation for the Company's named executives, "EVERY YEAR" for the approval of the frequency of a non-binding vote on the compensation of the Company's named executive officers, and "FOR" the approval and ratification of the First Amendment to the Company's Stock and Incentive Plan and of certain awards under the Stock and Incentive Plan).

Broker Non-Votes

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute "broker non-votes."  Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner, and instructions are not given.  In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.  Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

Additional Business Proposals Presented at Meeting

Other than the proposals listed in the Notice of Meeting attached hereto, the Board is not aware of any other business to be acted upon at the annual meeting.  However, if you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.  If for any reason any nominee is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Quorum Requirement

The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of the Company stock issued and outstanding and entitled to vote at the meeting, must be present in person or represented by proxy.  Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

STOCKHOLDER PROPOSALS

Stockholder Proposals Intended to be Included in Proxy Statement

You may submit proposals for consideration at future stockholder meetings.  For a stockholder proposal to be considered for inclusion in the Company's proxy statement for the annual meeting next year, the Corporate Secretary must receive the written proposal at the address above no later than December 28, 2017.  Such proposals also must comply with Securities and Exchange Commission ("SEC") regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.  Proposals should be addressed to the Corporate Secretary at the address on page 4.

Stockholder Proposals Not Intended to be Included in Proxy Statement

For a stockholder proposal that is not intended to be included in the Company's proxy statement under SEC Rule 14a-8, the stockholder must submit the proposal so that it is received by the Corporate Secretary not later than the close of business 45 days before the date on which the Company first sent its proxy materials for last year's annual meeting of stockholders, or March 13, 2018.  Proposals should be addressed to the Corporate Secretary at the address on page 4.

Stockholder Proposals for Director Candidates

You may propose director candidates for consideration by the Board's Nominations and Governance Committee.  Such recommendations shall include the nominee's name and qualifications for Board membership and shall be received by the Company not later than the close of business 45 days before the meeting date on which the Company first sent its proxy materials for last year's annual meeting of stockholders, or March 13, 2018.  Proposals for director candidates should be directed to the Corporate Secretary at the address on page 4.

CORPORATE GOVERNANCE

The Company is committed to maintaining the highest standards of business conduct and corporate governance which we believe are essential to running our business efficiently, serving our stockholders well and maintaining the Company's integrity in the marketplace.  The Company has adopted Corporate Governance Guidelines and Standards of Business Conduct that apply to the Company's principal executive officer, principal financial officer, controller, and all other employees and directors.  The Company's Corporate Governance Guidelines and Standards of Business Conduct, in conjunction with the Certificate of Incorporation, By-laws and Board committee charters, form the framework for governance of the Company.

The Company's Corporate Governance Guidelines, Standards of Business Conduct, Certificate of Incorporation, By-laws and Board committee charters are available on the Company's website at www.trecora.com.  Stockholders may also request free printed copies of these from the Corporate Secretary at the address on page 4.

Directors and Executive Officers

The following sets forth the name and age of each current director of the Company, the date of election of each director, all other positions and offices with the Company held by him or her, and each director's participation on other public company boards.

Name; Current Positions Held & Other Public Company Boards(1)	Age	Director since	Term expires at Annual meeting in
Nicholas N. Carter …………………………………. Chairman of the Board, Member of AMAK Board	70	2004	2017
Simon Upfill-Brown………………………………… President/CEO since July 2015, President of SHR since 2013, Member of AMAK Board	64	2014	2019
John R. Townsend …………………………………. Chairman of the Compensation Committee and Member of Audit Committee	63	2011	2018

Joseph P. Palm Chairman of Nominations and Governance Committee and Member of Compensation Committee	73	2011	2017
Gary K. Adams. Member of Compensation Committee and Nominations and Governance Committee Boards: Phillips 66	66	2012	2019
Karen A. Twitchell. Chairman of Audit Committee and Member of Compensation Committee Boards: Kraton Corporation, KMG Chemicals, Inc.	61	2015	2019
Pamela R. Butcher. Member of Audit, Compensation, and Nominations and Governance Committees Boards: Pilot Chemical Corp., Gruden Topco Holdings	59	2016	2017
(1)	Effective February 10, 2017, Allen P. McKee retired from his position on the Board and as a member of the Audit and Compensation Committees.

Mr. Nicholas N. Carter, Chairman of the Board was previously the President and Chief Executive Officer of the Company from July 2009 until his retirement in July 2015, and is a 1975 graduate of Lamar University with a Bachelor of Business Administration in Accounting.  He worked at the Sabine River Authority of Texas as a Project Accountant from 1973 to 1975. From 1975 to 1977 he was a Staff Accountant with Wathen, DeShong and Company, CPA's. From 1977 until 2015 Mr. Carter had been employed by the Company in a succession of positions with increasing and broader operating responsibilities, as follows; 1977 to 1979, Controller of SHR; 1979 to 1982, Facility Manager at a ship dock and terminal facility owned by TOCCO; 1982 to 1987, Treasurer of TOCCO; 1987 to 2013, President of SHR; and 2007 to 2009, Executive Vice President of the Company. This succession of positions with the Company gave Mr. Carter broad experience and knowledge in operations, finances and strategy of the Company. Mr. Carter serves as a Director and President of PEVM of which the Company owns 55% of the outstanding stock. Mr. Carter was appointed to the Board of AMAK in February 2009.  We believe that his experience with the Company provides a wealth of knowledge to our Board.

Mr. Simon Upfill-Brown received undergraduate degrees in chemistry and mathematical statistics from Stellenbosch University, South Africa and a Master of Business Administration from Stanford Graduate School of Business.  He is a National Association of Corporate Directors (NACD) Governance Fellow.  He has over 20 years of senior level experience in international management of coatings, chemicals and renewable resources.  Beginning in 1993 he was President and CEO of Haltermann Inc. Haltermann was a subsidiary of Ascot plc until its acquisition by The Dow Chemical Company in June 2001. He was General Manager of Dow

Haltermann from 2001 until 2008.  Mr. Upfill-Brown was also CEO of his own consulting firm, as well as CEO of a venture-backed algae-to-fuels company spun out of MIT in 2001, and a technology start-up focused on converting organic waste to hydrocarbon fuels. He began his career in the paint and protective coatings industry. Mr. Upfill-Brown joined the Company in 2012 as Executive Vice President and in 2013 was appointed President of SHR.  He was appointed to the AMAK Board in December 2012. In July 2015 he was promoted to the positions of President and CEO of the Company.   We believe that his knowledge and broad experience within the chemical industry, along with strong personal integrity and extensive management experience, provide valuable resources to our Board.

Mr. John R. Townsend has a Bachelor of Science in Chemical Engineering from Louisiana Tech University with over 30 years of experience in the petrochemical industry garnered through his employment with Mobil Chemical Company which subsequently became ExxonMobil Chemical Company.  During his tenure he held the positions of Technical Service Engineer, Technical Department Section Supervisor, Planning Associate, Operations Manager, Plant Manager and Site Manager.  Mr. Townsend retired from ExxonMobil Chemical Company in 2010 and is currently an investor.  We believe that with his vast experience and knowledge of the industry, Mr. Townsend provides a critical resource and skill set to our Board.

Mr. Joseph P. Palm is a graduate of LaSalle University with a Bachelor of Arts and has a Master of Business Administration from Xavier University.  Mr. Palm has over 40 years of experience in the petrochemical industry.  From 1967-1995 Mr. Palm served Rohm and Haas Company in varying positions including Market Manager, Business Development Manager, Product Safety Manager, and Market Development Analyst.  He was awarded the "Golden C Award" by the Commercial Development Association in 1992.  From 1997-2010 he served INEOS Oligomers as Business Development Manager and Marketing Manager.  He was awarded the BP Breakthrough Award in 2000 for his work to bring new products to the marketplace.  Mr. Palm retired from INEOS Oligomers in 2010.  We believe that his knowledge and experience provide valuable resources to our Board.

Mr. Gary K. Adams holds a Bachelor of Science in Industrial Management from the University of Arkansas and has over 40 years of experience in the petrochemical and plastics industries.  He started his chemical industry career with Union Carbide and after 15 years serving in a number of positions at Union Carbide, Mr. Adams joined Chemical Market Associates Inc. ("CMAI).  He began at CMAI as the director of the Monomers Market Advisory Service and progressed to President, CEO and Chairman of the Board from 1997 until its acquisition by IHS in March 2017.  Mr. Adams is the former Chief Advisor – Chemicals for IHS as of April 1, 2017.  Mr. Adams is a director of Phillips 66 and previously served on the boards of Westlake Chemical Partners LP and Phillips 66 Partners LP from 2013 to 2016.  We believe that his knowledge of the global chemical market provides a critical resource to our Board.

Ms. Karen A. Twitchell holds a Bachelor of Arts in Economics from Wellesley College and a Master of Business Administration from Harvard University.  She has over 35 years of experience in financial management, including financings and capital structures, mergers and acquisitions, investor relations, accounting matters and enterprise risk management. Ms. Twitchell serves on the public company boards of KMG Chemicals, Inc. and Kraton Corporation. From 2010 until her retirement in 2013, Ms. Twitchell served as the Executive Vice President and Chief Financial Officer of Landmark Aviation, where she was responsible for all financial and strategic planning functions.  Previously she was Vice President and Treasurer of LyondellBasell Industries and Lyondell Chemical Company from 2001 to 2009. Prior to that she was Vice President and Treasurer of Kaiser Aluminum Corporation and Southdown, Inc., and she began her career as an investment banker with Credit Suisse First Boston.  Ms. Twitchell brings important experience to the Board in accounting matters, financings and capital structure, merger and acquisition transactions, investor relations and enterprise risk management.

Ms. Pamela R. Butcher holds a Bachelor Degree in Agronomy and a Master of Science Degree from Purdue University.  In addition, she is a graduate of the Northwestern University Marketing Executive Program and has participated in the Prince of Wales Sustainability Conference and the Asian Master Class on Asian Business.  Ms. Butcher was the CEO, President and Chief Operating Officer of Pilot Chemical Corp. from January 2010 through July 2016, when she retired.  Previously, she worked 29 years for The Dow Chemical Company where she held a variety of executive leadership positions including Business Vice President of Specialty Chemicals, Vice President of Corporate Marketing & Sales and Vice President and General Manager of Adhesives and Sealants.  She was a distinguished recipient of Dow's Genesis Award for people excellence, which is Dow's highest recognition for people leadership.  She currently serves as a director on the boards of Pilot Chemical Corp., and Gruden Topco Holdings.  Previously, she also served on the board of trustees for the Chemical Educational Foundation, as a member of the US Bank Regional Advisory Board, on the Board of the American Cleaning Institute and the Ohio Manufacturers' Association.  Her broad knowledge of the chemical industry provides a valuable resource to our Board.

None of our directors is party to any legal proceedings required to be disclosed under Item 103 of Regulation S-K.

The table below shows each director's skillset.

Experience, expertise or attribute	Adams	Butcher	Carter	Palm	Townsend	Twitchell	Upfill-Brown
Strategic Executive Leadership: identify and critically assess strategic opportunities and threats to company and organization. Provide strategic guidance that clearly aligns policies and business objectives and the best path forward.
	*	*	*		*	*	*
Global Business Acumen: applies a global comprehension of our business to decisions as success depends upon growing sales outside the United States. Balance the demand impact on our U.S. customers into our plans and decisions as they become more dependent on exports of their products.
	*	*	*	*			*
Chemical Industry - Operations: Application of direct operating experience; imparting a practical and experience-based understanding of developing, implementing and assessing operating plans and business strategy.
	*	*	*		*		*
Chemical Industry - Commercial: Applies a broad and direct understanding of commercial transacting experience in the sector and industries in which we participate.	*	*	*	*			*

Corporate Finance/ Capital Allocation: Provide deep understanding of various methods to raise capital and manage cash flow through experience. Defining the best option for capital deployment and most efficient means to finance growth are key components of our future success.
		*			*	*
Financial Expertise / Literacy: is important because it assists our directors in understanding and overseeing our financial reporting and internal controls.	*	*	*	*	*	*	*
Mergers and Acquisitions: Application of direct experience in sourcing, examining, developing effective negotiating tactics, and executing strategic combinations is critical to our success relative to achieving long term growth plans.
		*		*	*	*	*
Investments/Fund Management/Investor Relations: Experience is important in evaluating our financial statements, relations with the investment community and guiding our shareholder interactions.		*	*			*	*
Risk & Compliance Management: Identify primary risks to the organization related to each significant aspect of business. Ability to monitor risk and compliance and knowledge of legal and regulatory requirements is crucial to providing effective guidance in this regard.
	*	*	*	*	*	*	*
Public Company Board Service & Governance: Experience on other corporate boards provides directors with unique insights as they have a practical understanding of organizations, processes, strategy, and risk management and know how to drive change.
	*					*

The following sets forth the name and age of each executive officer of the Company as of December 31, 2016, the date of his or her appointment and all other positions and offices with the Company held by him or her.

Name	Positions	Age	Appointed
Simon Upfill-Brown	President, Chief Executive Officer/Director, President SHR/ AMAK Board Member	63	2015/2014/2013/2014
Mark Williamson	Vice President of Marketing SHR	61	1996
Sami Ahmad	Chief Financial Officer	55	2016
Connie Cook	Vice President of Accounting and Compliance, Secretary, Treasurer and Secretary, Treasurer - TOCCO	53	2016/2008/2004
Ronald Franklin	Vice President of Manufacturing SHR/TC	58	2010/2015
Peter Loggenberg	President TC	54	2014

Each executive officer of the Company serves for a term extending until his or her successor is elected and qualified.

Please refer to the director discussion above for Mr. Upfill-Brown's business experience.

Mr. Mark Williamson received his Bachelor of Business Administration in Marketing from Sam Houston University.  He has been Vice President of Marketing for SHR since 1996.  He has over 30 years within the petrochemical industry.  He joined SHR in 1987 as sales manager.  Before SHR, Mr. Williamson spent 5 years with Ashland Chemicals as Sales and Marketing Representative and Branch Manager.

Mr. Sami Ahmad received his Bachelor of Science in Chemical Engineering from the University of Pennsylvania and a Master of Business Administration from the University of Chicago. Mr. Ahmad has over 25 years of experience in corporate finance, accounting, and engineering. Prior to joining the Company in October 2016, Mr. Ahmad was Chief Financial Officer of Armada Water Assets, Inc., an oil field service company, which he helped build from its formation in 2013.  Previously, he served as Chief Financial Officer for Southwest Water Company, and as Vice President and Treasurer for Exterran, a publicly-owned oil and gas services company.  Earlier Mr. Ahmad worked for LyondellBasell Industries and Lyondell Chemical Company from 1998 to 2009, where his positions included Director, Corporate Development; Assistant Treasurer, Corporate Finance; and Director, Investor Relations.  From 1991 through 1998 he held various positions with ARCO Chemical Company where his responsibilities included managing acquisitions and business development, production, and investor relations.

Ms. Connie Cook received her Bachelor of Business Administration in Accounting from Lamar University in 1991 and is a CPA.  She became Vice President of Accounting and Compliance of the Company in October 2016.  She was Chief Financial Officer of the Company from January 2011 through October 2016.  In 2008 Ms. Cook became the Secretary/Treasurer of the Company and continues to hold those titles.   In 2004 Ms. Cook became the Secretary/Treasurer of TOCCO and continues to hold those titles.  She was the Assistant Secretary of the Company from 2007-08.  She was the Accounting Manager of TOCCO from 1991-96.  She was the Controller of TOCCO from 1996 to 2011 and was the Assistant Secretary of TOCCO from 1992-2004.

Mr. Ronald Franklin received his Bachelor of Science in Electrical Engineering from Lamar University in 1982 and his Master of Engineering Management from Lamar University in 1994.  He has been Vice President of Manufacturing for SHR and TC since August 2015.  He became Vice President of Manufacturing for SHR in August 2010.  Mr. Franklin joined SHR in November 2009 as Manager of Business Development.  Prior to joining SHR, he worked as a process industry consultant specializing in merger and acquisition due diligence.  Mr. Franklin has over 30 years of petrochemical process experience at Texaco Chemical Company, Huntsman Corporation and Flint Hills Resources.  The highest positions reached were Director of Operations for Surfactants and Director of Operations for PO/MTBE.

Dr. Peter Loggenberg received his Bachelor of Science in Chemistry and Mathematics, Honors Degree in Chemistry, Master of Science in Physical Chemistry and a PhD in Chemistry (Catalysis).  He has been President of Trecora Chemical since the Company's acquisition of SSI

Chusei, Inc. in October 2014.  He served as President of SSI Chusei, Inc. from 2009 through 2014.  He has over 25 years of experience in the chemical industry with over 15 years at the corporate level. He continued as President of Trecora Chemical upon the Company's acquisition, a position which he has held since 2010.

There are no family relationships among our directors and executive officers.

We have adopted a Standards of Business Conduct that apply to the Company's principal executive officer, principal financial officer, principal accounting officer and controller, and to persons performing similar functions.

Board Leadership Structure

The Board will annually elect one director to serve as Chairman of the Board. The Chairman of the Board may also be the CEO or any other officer of the Corporation. The Board does not have a policy on whether the roles of Chairman of the Board and CEO should be separate or combined. This allows the Board flexibility to determine whether the two roles should be separated or combined based upon the Company's needs and the Board's assessment of the Company's leadership from time to time.  Mr. Carter retired on July 15, 2015, from his position as President and CEO of the Company.  He remains a director of the Company and AMAK, as well as Chairman of the Board.  He possesses an in-depth knowledge of the Company and the array of opportunities and challenges to be faced. This knowledge was gained through more than 35 years of successful experience in progressively senior positions.  The Board believes that these experiences and other insights put Mr. Carter in the best position to provide broad leadership for the Board as it considers strategy and exercises its fiduciary responsibilities to shareholders.  Further, the Board has demonstrated its commitment and ability to provide independent oversight of management.  Each independent director has access to the CEO and other Company executives on request; may call meetings of the independent directors; and, may request agenda topics to be added or dealt with in more detail at meetings of the full Board or an appropriate Board committee.

Board Policy Regarding Voting for Directors

The Company has implemented a plurality vote standard in the election of directors.  In addition, the Company's Corporate Governance Guidelines state that any director nominee standing for re-election who receives a greater number of votes "WITHHELD" than votes "FOR" such election will tender his or her resignation for consideration by the Nominations and Governance Committee.  Within 90 days after certification of the election results the Board of Directors will decide, through a process managed by the Nominations and Governance Committee and excluding the nominee in question, whether to accept the resignation.  Absent a compelling reason for the director to remain on the Board, the Board shall accept the resignation.

Board Independence

The Company's Corporate Governance Guidelines and the NYSE listing standards require that a majority of the Board consist of independent directors.  The Board has determined that each of Pamela R. Butcher, John R. Townsend, Joseph P. Palm, Gary K. Adams, and Karen A. Twitchell is independent within the meaning of the NYSE listing standards.  The Board previously determined that Allen P. McKee was independent within the meaning of the NYSE listing standards during his service on the Board.

Meetings of the Board and Its Committees

Quarterly Board meetings are typically held in person.  Other Board meetings may be held via telephone conference call due to the geographical distance between members of the Board.  In the instance where all members cannot meet or be contacted at once, members may be contacted individually, and upon agreement, Unanimous Consent Resolutions may be signed.  During 2016 the Board held five meetings.

Board Structure and Committee Composition

As of the date of this proxy statement, our Board has seven directors and the following three standing committees: (1) Audit, (2) Compensation, and (3) Nominations and Governance.  Committee membership and meetings during the last fiscal year and the function of each of the standing committees are described below.  Each of the standing committees operates under a written charter adopted by the Board.  Committee charters are available on the Company's website at www.trecora.com.  Free printed copies are also available to any stockholder who makes a request to the address on page 4.

All directors, including Allen P. McKee during his service on the Board, attended at least 75% of all Board and applicable standing committee meetings during 2016.  Directors are also encouraged to attend annual meetings of Company stockholders.  All of our then-current directors attended our 2016 annual meeting of stockholders.

Name of Director	Audit	Compensation	Nominations and Governance
Non-Employee Directors:[1]
Pamela R. Butcher[2]	Member	Member	Member
John R. Townsend	Member	Chair
Joseph P. Palm		Member	Chair
Gary K. Adams		Member	Member
Karen A. Twitchell	Chair	Member
Nicholas N. Carter
Employee Director:
Simon Upfill-Brown
Number of Meetings in Fiscal 2016	6	10	6
Notes to Board Committee Table

1	Allen P. McKee served as a member of the Audit and Compensation Committees until his retirement from the Board in February 2017.
2	Ms. Butcher was appointed to the Board on November 17, 2016. She joined the Audit Committee in February 2017. She joined the Compensation and Nominations and Governance Committees upon appointment.

Audit Committee

The Company has a separately-designated standing Audit Committee established in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act").  The Audit

Committee assists the Board in fulfilling its responsibilities for generally overseeing the Company's financial reporting processes and the audit of the Company's financial statements, including:

•	the integrity of the Company's financial statements, including the Company's compliance with legal and regulatory requirements;
•	the qualifications and independence of the independent registered public accounting firm; and
•	the performance of the Company's internal audit function and the independent registered public accounting firm, risk assessment and risk management, and finance and investment functions.

Among other things, the Audit Committee:

•	prepares the Audit Committee report for inclusion in the annual proxy statement;
•	annually reviews its charter and performance;
•	appoints, evaluates and determines the compensation of the independent registered public accounting firm;
•	reviews and approves the scope of the annual audit, the audit fee and the financial statements;
•	reviews and approves all permissible non-audit services to be performed by the independent registered public accounting firm;
•
reviews the Company's disclosure controls and procedures, internal controls, information security policies, internal audit function, and corporate policies with respect to financial information and earnings guidance;

•	reviews regulatory and accounting initiatives and off-balance sheet structures, oversees the Company's compliance programs with respect to legal and regulatory requirements;
•	oversees investigations into complaints concerning financial matters;
•	reviews other risks that may have a significant impact on the Company's financial statements;
•	reviews and oversees treasury matters, the Company's loans and debt, loan guarantees and outsourcings; and
•
reviews the Company's capitalization and operations; and coordinates with the Compensation Committee regarding the cost, funding and financial impact of the Company's equity compensation plans and benefit programs.

The Audit Committee works closely with management as well as the independent registered public accounting firm.  In performance of their oversight function, the Audit Committee has the authority to obtain advice, assistance from, and receive appropriate funding from the Company for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

The individuals serving on the Audit Committee of the Board of Directors are Karen A. Twitchell (Chair), Pamela R. Butcher and John R. Townsend.  The Board has determined that each of the Committee members, including Allen P. McKee during his service on the Audit Committee, is independent pursuant to SEC rules and NYSE listing standards governing audit committee members.  The Board also determined that Karen A. Twitchell and Pamela R. Butcher are audit committee financial experts as defined by SEC rules and NYSE listing standards.

The charter of the Audit Committee is available on the Company's website at www.trecora.com.  A free printed copy is also available to any stockholder who requests it from the Corporate Secretary at the address on page 4.

Compensation Committee

The Compensation Committee:

•	discharges the Board's responsibilities relating to the compensation of the Company's executives and directors;
•	prepares the report required to be included in the annual proxy statement;
•	provides general oversight of the Company's compensation structure;
•	reviews and provides guidance on the Company's human resources programs; and
•	retains and approves the terms of the retention of compensation consultants and other compensation experts.

Other specific duties and responsibilities of the Compensation Committee include:

•	reviewing and approving objectives relevant to executive officer compensation, evaluating performance and determining the compensation of executive officers in accordance with those objectives;
•	approving severance arrangements and other applicable agreements for executive officers;
•
overseeing the Company's equity-based and incentive compensation plans; overseeing non-equity based benefit plans and approving any changes to such plans involving a material financial commitment by the Company;

•	monitoring workforce management programs; establishing compensation policies and practices for service on the Board and its committees;
•	developing guidelines for and monitoring director and executive stock ownership; and
•	annually evaluating its performance and its charter.

The individuals serving on the Compensation Committee of the Board of Directors are John R. Townsend (Chair), Pamela R. Butcher, Karen A. Twitchell, Gary K. Adams, and Joseph P. Palm.  The Board determined that each of the Committee members, including Allen P. McKee during his service on the Committee, is independent pursuant to NYSE listing standards governing compensation committee members.

The charter of the Compensation Committee is available on the Company's website at www.trecora.com.  A free printed copy is also available to any stockholder who requests it from the Corporate Secretary at the address on page 4.

Nominations and Governance Committee

The Nominations and Governance Committee:

•	recommends candidates to be nominated for election as directors at the Company's annual meeting, consistent with criteria approved by the Board;

•	develops and regularly reviews corporate governance principles and related policies for approval by the Board;
•	oversees the organization of the Board to discharge the Board's duties and responsibilities properly and efficiently; and
•	sees that proper attention is given and effective responses are made to stockholder concerns regarding corporate governance.

Other specific duties and responsibilities of the Nominations and Governance Committee include:

•	annually assessing the size and composition of the Board, including developing and reviewing director qualifications for approval by the Board;
•
identifying and recruiting new directors and considering candidates proposed by stockholders; recommending assignments of directors to committees to ensure that committee membership complies with applicable laws and listing standards;

•	conducting annual evaluations of Board performance and recommending improvements; and
•
conducting a preliminary review of director independence and financial literacy and expertise of Audit Committee members and making recommendations to the Board relating to such matters; and overseeing director orientation and continuing education.

The Nominations and Governance Committee also reviews and approves any executive officers for purposes of Section 16 of the Exchange Act ("Section 16 Officers") standing for election for outside for-profit boards of directors; and reviews stockholder proposals and recommends Board responses.

The individuals serving on the Nominations and Governance Committee of the Board of Directors are Joseph P. Palm (Chair), Pamela R. Butcher and Gary K. Adams.  The Board has determined that each of the Committee members is independent pursuant to NYSE listing standards governing nominating committee members.

The charter of the Nominations and Governance Committee is available on the Company's website at www.trecora.com.  A free printed copy is also available to any stockholder who requests it from the Corporate Secretary at the address on page 4.

Stockholder Recommendations

The policy of the Nominations and Governance Committee is to consider properly submitted stockholder recommendations of candidates for membership on the Board as described below under "Identifying and Evaluating Candidates for Directors."  In evaluating such recommendations, the Nominations and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth below under "Director Qualifications."  Any stockholder recommendations proposed for consideration by the Nominations and Governance Committee should include the candidate's name and qualifications for Board membership and should be addressed to the Corporate Secretary at the address on page 4.

Director Qualifications

The Company maintains certain criteria that apply to nominees recommended for a position on the Company's Board.  Under these criteria, members of the Board should have the highest professional and personal ethics and values, consistent with longstanding Company values and standards.  They should have broad experience at the policy-making level in business, government, education, technology or public service.  They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience.  Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties.  Each director must represent the interests of all stockholders of the Company.

Identifying and Evaluating Candidates for Directors

The Nominations and Governance Committee uses a variety of methods for identifying and evaluating nominees for director.  The Nominations and Governance Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise.  In the event that vacancies are anticipated, or otherwise arise, the Nominations and Governance Committee considers various potential candidates for director.  Candidates may come to the attention of the Nominations and Governance Committee through current Board members, professional search firms, stockholders or other persons.  Identified candidates are evaluated at regular or special meetings of the Nominations and Governance Committee and may be considered at any point during the year.  As described above, the Nominations and Governance Committee considers properly submitted stockholder recommendations for candidates for the Board to be included in the Company's proxy statement.  Following verification of the stockholder status of those persons proposing candidates, recommendations are considered together by the Nominations and Governance Committee at a regularly scheduled meeting, which is generally the first or second meeting prior to the issuance of the proxy statement for the Company's annual meeting.  If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominations and Governance Committee.  In evaluating such nominations, the Nominations and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

The Company recognizes the strength and effectiveness of the Board reflects the balance, experience, and diversity of the individual directors; their commitment; and importantly, the ability of directors to work effectively as a group in carrying out their responsibilities. The Company seeks candidates with diverse backgrounds who possess knowledge and skills in areas of importance to the Corporation.  In addition to seeking a diverse set of business or academic experiences, the Nominations and Governance Committee seeks a mix of nominees whose perspectives reflect diverse life experiences and backgrounds. The Nominations and Governance Committee does not use quotas but considers diversity when evaluating potential new directors.

Board Oversight of Risk Management

The Board oversees management of risk. The Board regularly reviews information regarding the Company's business and operations, including the key operational and/or financial risks. As described below, consistent with SEC regulations and NYSE requirements, the Board committees are also engaged in overseeing risk associated with the Company.

•	The Audit Committee oversees management of exposure to financial risks and monitors and evaluates the effectiveness of the Company's risk management and risk assessment guidelines and policies.

•	The Compensation Committee oversees the management of risks relating to the Company's executive compensation plans and incentive structure.

•	The Nominations and Governance Committee oversees the Company's ethics and compliance programs.

While each committee is responsible for evaluating certain risks and overseeing the management of those risks, the full Board is ultimately responsible for overseeing the Company's risk exposures and management thereof, and the Board is regularly informed on these matters through committee and senior management presentations.

Executive Sessions

Executive sessions of independent directors are held at least four times a year.  During 2016 six meetings were held.  Each session is scheduled and chaired by one of the independent directors on a rotational basis.  Any independent director may request that an additional executive session be scheduled.

Communications with the Board

Individuals may communicate with the Board by contacting:

Simon Upfill-Brown
Trecora Resources
1650 Highway 6 South, Suite 190
Sugar Land, TX  77478

All directors have access to this correspondence.  In accordance with instructions from the Board, the Secretary to the Board reviews all correspondence, organizes the communications for review by the Board and relays communications to the full Board or individual directors, as appropriate.  The Company's independent directors have requested that certain items that are unrelated to the Board's duties, such as spam, junk mail, mass mailings, solicitations, resumes and job inquiries, not be forwarded.

Communications that are intended specifically for the independent directors or non-management directors should be sent to the address noted above to the attention of independent directors.

COMMON STOCK OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of April 1, 2017, concerning beneficial ownership by:
(1)	Company directors and nominees, each of the named executive officers, and all individuals owning more than 5% of the Company's outstanding Common Stock and
(2)	Current directors and Company executive officers as a group.

The information provided in the table is based on the Company's records, information filed with the SEC and information provided to the Company, except where otherwise noted.

The number of shares beneficially owned by each entity or individual is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting power or investment power and also any shares that the entity or individual has the right to acquire as of April 1, 2017, through the exercise of any stock option or other right.  Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table.

BENEFICIAL OWNERSHIP TABLE

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]	Note	Percent of Class
Current Directors:
Pamela R. Butcher	-		*
John R. Townsend	61,167	2,3,4	*
Joseph P. Palm	103,733	2,4	*
Gary K. Adams	80,000	2	*
Karen A. Twitchell	10,500	4	*
Nicholas N. Carter	717,500	2,3,4	2.9%
Current Director or Named Executive Officer:
Simon Upfill-Brown	226,472	2,3,4	*
Sami Ahmad	-		*
Connie J. Cook	131,140	2,3,4	*
Mark D. Williamson	133,964	2,3,4	*
Ronald R. Franklin	134,333	2,3,4	*
Peter M. Loggenberg	20,135	4	*
All current directors and executive officers as a group (12 persons)	1,618,944	2,3,4	6.6%

Individuals with beneficial ownership of more than 5% of outstanding Common Stock
Fahad Mohammed Saleh Al Athel	4,167,044		17.0%
Wellington Management Company LLP	2,647,121		10.8%

Notes to Beneficial Ownership Table

 * Indicates beneficial ownership of less than 1% of shares outstanding.

(1) Unless otherwise indicated, to the knowledge of the Company, all shares are owned directly and the owner has sole voting and investment power (includes shares of restricted stock).
(2) Includes 781,493 aggregated shares which these directors and executive officers have the right to acquire through the exercise of presently exercisable stock options.  These options are held as follows:  Mr. Carter 204,030 shares; Mr. Palm 91,833 shares; Mr. Upfill-Brown 122,500 shares; Mr. Adams 80,000 shares; Mr. Townsend 20,000 shares; Mr. Franklin 97,650 shares; Mr. Williamson 83,330 shares; and Ms. Cook 82,150 shares.
(3) Includes 130,000 aggregated shares which certain directors and executive officers have the right to acquire through the exercise of stock options or other rights exercisable presently or within 60 days.  These options are held as follows:  Mr.Upfill-Brown 30,000 shares; Mr. Franklin 14,500 shares; Mr. Williamson 16,250 shares; Mr. Carter 37,500 shares; Mr. Townsend 20,000 shares, and Ms. Cook 11,750 shares.
(4) Includes 71296 aggregated shares which these directors and executive officers have the right to acquire presently or upon vesting within 60 days.  These shares are held as follows:  Mr. Upfill-Brown 18,020 shares; Mr. Loggenberg 6,715 shares; Mr. Franklin 5,253 shares; Mr. Williamson 5,662 shares; Mr. Carter 11,566 shares; Ms. Twitchell 6,000 shares, Mr. Townsend 7,022 shares, Mr. Palm 6,276 shares, and Ms. Cook 4,782 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our directors, executive officers and holders of more than 10% of Company common stock to file reports with the SEC regarding their ownership and changes in ownership of our securities.  The Company believes that during fiscal 2016, its directors and executive officers complied with all Section 16(a) filing requirements.  In making these statements, the Company has relied upon examination of the copies of Forms 3, 4, and 5, and amendments thereto, provided to the Company and the written representations of its directors and executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company directly owns approximately 55% of the outstanding capital stock of PEVM. Mr. Carter is currently a director and President of PEVM.  The Company is providing funds necessary to cover the PEVM operations. During 2016 and 2015, the Company advanced approximately $20,000 and $19,000, respectively, for such purposes.  As of December 31, 2016, PEVM owed the Company approximately $614,000 as a result of advances made by the Company. During the first quarter of 2017, the Company advanced approximately $5,000 and at March 31, 2017, PEVM owed the Company approximately $620,000.  The indebtedness is secured by real estate but bears no interest.

Consulting fees of approximately $73,000 and $37,000 were incurred during 2016 and 2015, respectively from Chairman of the Board Nicholas Carter.   During the first quarter of 2017, consulting fees of approximately $18,000 were incurred from Mr. Carter.  Due to his history and experience with the Company as President and CEO and to provide continuity after his retirement, a three year consulting agreement was entered into with Mr. Carter on July 16, 2015. At December 31, 2016, and March 31, 2017, we had no outstanding liability payable to Mr. Carter.

Consulting fees of approximately $33,000, $25,000, and $52,000 were incurred during 2016, 2015, and 2014, respectively from IHS Global FZ LLC where Company Director Gary K. Adams held the position of Chief Advisor – Chemicals until April 1, 2017.  During the first quarter of 2017, we incurred consulting fees of approximately $27,000 from IHS.  At December 31, 2016, and March 31, 2017, we had no outstanding liability payable to IHS Global FZ LLC.

Review, Approval or Ratification of Transactions with Management and Others

The Company's Standards of Business Conduct addresses conflicts of interest and is available on our website.  Our chief executive officer, chief financial officer, principal accounting officer and controller, and persons performing similar functions are required to abide by this code by avoiding activities that conflict with, or are reasonably likely to conflict with, the best interests of the Company and its stockholders.  Personal activities, interests, or relationships that would or could negatively influence judgment, decisions, or actions must be disclosed to the Board with prompt and full disclosure for Board review and/or action.

We also solicit information from our directors and executive officers annually in connection with preparation of disclosures in our proxy statement.  These questionnaires specifically seek information pertaining to any "related-person" transaction.

PROPOSAL NO. 1

ELECTION/RE-ELECTION OF DIRECTORS

There are two directors standing for re-election and one director standing for election to our Board this year.  The directors standing for re-election are Nicholas N. Carter and Joseph P. Palm.  They have served as directors since 2004 and 2011, respectively, and will serve a three year term expiring in 2020.  The director standing for election is Pamela R. Butcher.  She has served as a director since November 17, 2016, and will serve a one year term expiring in 2018.

There are no family relationships among our executive officers and directors.

If you sign your proxy or voting instruction card but do not give instructions with respect to voting for directors, your shares will be voted for the person(s) recommended by the Board.  If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy or voting instruction card.

The nominees have indicated to the Company that they will be available to serve as directors.  In the event that the nominee should become unavailable, however, the proxy holders, Charles Goehringer, Jr. and/or Connie Cook, will vote for a nominee or nominees designated by the Board.

The Company's Corporate Governance Guidelines state that any director nominee standing for re-election who receives a greater number of votes "WITHHELD" than votes "FOR" such election, will tender his or her resignation for consideration by the Nominations and Governance Committee.  Within 90 days after certification of the election results the Board of Directors will decide, through a process managed by the Nominations and Governance Committee and excluding the nominee in question, whether to accept the resignation.  Absent a compelling reason for the director to remain on the Board, the Board shall accept the resignation.

Vote Required

 As provided in the Company's corporate by-laws, directors are elected upon a plurality vote of the stockholders.  Therefore, the director nominees who receive the highest number of "FOR" votes are elected.

Our Board recommends a vote FOR the election/re-election to the BOARD of the following nominees:

Nicholas N. Carter Director since 2004 Current Age 70
Nicholas N. Carter, Chairman of the Board, was previously the President and Chief Executive Officer of the Company from July 2009 until his retirement in July 2015, and is a 1975 graduate of Lamar University with a Bachelor of Business Administration in Accounting.  He worked at the Sabine River Authority of Texas as a Project Accountant from 1973 to 1975. From 1975 to 1977 he was a Staff Accountant with Wathen, DeShong and Company, CPA's. From 1977 until 2015 Mr. Carter had been employed by the Company in a succession of positions with increasing and broader operating responsibilities, as follows; 1977 to 1979, Controller of SHR; 1979 to 1982, Facility Manager at a ship dock and terminal facility owned by TOCCO; 1982 to 1987, Treasurer of TOCCO; 1987 to 2013, President of SHR; and 2007 to 2009, Executive Vice President of the Company. This succession of positions with the Company gave Mr. Carter broad experience and knowledge in operations, finances and strategy of the Company. Mr. Carter serves as a Director and President of PEVM of which the Company owns 55% of the outstanding stock. Mr. Carter was appointed to the Board of AMAK in February 2009.  We believe that his experience with the Company provides a wealth of knowledge to the Board.

Joseph P. Palm Director since 2011 Current Age 73
Mr. Joseph P. Palm is a graduate of LaSalle University with a Bachelor of Arts and has a Master of Business Administration from Xavier University.  Mr. Palm has over 40 years of experience in the petrochemical industry.  From 1967-1995 Mr. Palm served Rohm and Haas Company in varying positions including Market Manager, Business Development Manager, Product Safety Manager, and Market Development Analyst.  He was awarded the "Golden C Award" by the Commercial Development Association in 1992.  From 1997-2010 he served INEOS Oligomers as Business Development Manager and Marketing Manager.  He was awarded the BP Breakthrough Award in 2000 for his work to bring new products to the marketplace.  Mr. Palm retired from INEOS Oligomers in 2010.  We believe that his knowledge and experience provide valuable resources to our Board.

Pamela R. Butcher Director since 2016 Current Age 59
Ms. Pamela R. Butcher holds a Bachelor Degree in Agronomy and a Master of Science Degree from Purdue University.  In addition, she is a graduate of the Northwestern University Marketing Executive Program and has participated in the Prince of Wales Sustainability Conference and the Asian Master Class on Asian Business.  Ms. Butcher was the CEO, President and Chief Operating Officer of Pilot Chemical Corp. from January 2010 through July 2016, when she retired.  Previously, she worked 29 years for The Dow Chemical Company where she held a variety of executive leadership positions including Business Vice President of Specialty Chemicals, Vice President of Corporate Marketing & Sales and Vice President and General Manager of Adhesives and Sealants.  She was a distinguished recipient of Dow's Genesis Award for people excellence, which is Dow's highest recognition for people leadership.  She currently serves as a director on the boards of Pilot Chemical Corp., and Gruden Topco Holdings.  Previously, she also served on the board of trustees for the Chemical Educational Foundation, as a member of the US Bank Regional Advisory Board, on the Board of the American Cleaning Institute and the Ohio Manufacturers' Association.  Her broad knowledge of the chemical industry will provide a valuable resource to our board of directors.

NON-EMPLOYEE DIRECTOR COMPENSATION

The following table provides a summary of compensation earned by members of our Board during the year ended December 31, 2016.

2016 Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)

Allen P. McKee[3]	84,000	371,703	455,703
John R. Townsend	91,500	300,000	391,500
Joseph P. Palm	75,500	300,000	375,500
Gary K. Adams	76,000	-	76,000
Karen A. Twitchell	86,500	-	86,500
Nicholas N. Carter	76,750	-	76,750
Pamela R. Butcher	10,880	262,500	273,380

(1)
In the aggregate, this column includes committee fees for 2016 in the amount of $106,849, Company board fees in the amount of $336,781, subsidiary board fees in the amount of $10,000, AMAK board representation in the amount of $10,000, and per diem amounts of $37,500.

(2)
Represents the aggregate grant date fair value of restricted stock awards granted to the non-employee directors in 2016, pursuant to Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 ("ASC 718"), disregarding any estimates for forfeitures.  These amounts reflect the Company's total estimated accounting expense and may not correspond to the actual value that will be realized by the non-employee directors.  For information on the valuation assumptions, see "Note 2 – Summary of Significant Accounting Policies – Share-Based Compensation" and "Note 16 – Share-Based Compensation" in the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(3)	Mr. McKee retired effective February 10, 2017.

The following table presents information concerning outstanding equity awards held by the directors as of December 31, 2016.

Outstanding Non-Employee Director Equity Awards at 2016 Fiscal Year-End

	Option awards					Stock awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option Expiration date	Number of Shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested (#)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Karen A. Twitchell	--	--	--	--	--	24,000	$297,360	--	--
John R. Townsend	20,000	--	--	$4.09	05/01/21	28,090	$300,000	--	--
Joseph P. Palm	11,833	--	--	$3.90	05/19/21	25,105	$300,000	--	--
	80,000	--	--	$3.52	09/24/21	--	--	--	--
Gary K. Adams	80,000	--	20,000	$7.14	11/14/22	--	--	--	--
Nicholas N. Carter	129,030	--	--	$4.86	1/11/21	--	--	--	--
	75,000	--	75,000	$12.26	2/20/24	--	--	--	--
	--	--	--	--	--	34,699	$506,258	--	--
Allen P. McKee	--	--	--	--	--	28,267	$297,369	--	--
Pamela R. Butcher	--	--	--	--	--	21,967	$262,500	--	--

General

A director who is one of our employees receives no additional compensation for his service as a director or as a member of a committee of the Board.  A director who is not one of our employees (a non-employee director) receives compensation for his or her services as described in the following paragraphs per the current policy and upon recommendation by the Compensation Committee and approval by the Board.  Directors are reimbursed for reasonable expenses incurred in connection with attendance at Board and Committee meetings.

Board Compensation

The directors' fees policy adopted in 2015 as recommended by the Compensation Committee proposed annual cash stipends for members of the TREC Board in the amount of $55,000/year and subsidiary boards of the Company in the amount of $5,000/year for U.S. subsidiaries and $10,000/year for AMAK's Board.  These amounts are to be prorated based upon time of service.

These amounts were not modified with respect to the 2016 or 2017 year.

Committee Compensation

The directors' fees policy adopted in 2015 as recommended by the Compensation Committee proposed annual cash stipends for members of the Audit Committee in the amount of $15,000, the Compensation Committee in the amount of $10,000, and the Nominations and Governance Committee in the amount of $5,000.  These amounts are to be prorated based upon time of service upon the applicable committee.

These amounts were not modified with respect to the 2016 or 2017 year.

Equity Compensation

Beginning in 2016 and effective through May 16, 2020, (the date current equity grants to non-employee directors expire), all new equity grants to non-employee directors will be (i) prorated to expire on May 16, 2020 and (ii) limited to the number of shares of restricted Company common stock that equals the number of years then remaining until May 16, 2020 multiplied by $75,000 per year divided by the closing price of the stock on the grant date.  After May 16, 2020, the Company intends to transition to an annual grant of restricted Company common stock to non-employee directors.

In 2015, the equity compensation program for our non-employee directors consisted of grants of 30,000 shares of restricted Company common stock upon appointment of new non-employee directors to vest in equal increments over 5 years (6,000 shares per year).  Prior to 2015, the non-employee directors were eligible to receive stock option awards.  The previous equity compensation policy provided for the grant of 100,000 stock options to be vested over 5 years (20,000 per year) and to be awarded in the quarter following the end of the year to non-employee directors who had attended at least 75% of all called meetings during the year and were serving in full capacity on December 31st of that year.  Certain non-employee directors still hold such stock option awards.

Per Diem Compensation

The directors' fees policy adopted in 2015 allowed per diem payments of $500 per day for non-employee directors who travel to conduct Board business.  Approximately $37,500 was paid for directors' compensation expenses related to per diem payments in 2016.  Approximately $25,500 and $18,500 was paid for directors' compensation expense related to per diem in 2015, and 2014, respectively.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has been an executive officer of our Company or had any relationships requiring disclosure by us under the SEC's rules requiring disclosure of certain relationships and related-party transactions, other than Gary K. Adams.  See "Certain Relationships and Related Transactions" above.  In addition, none of our executive officers has served as a member of a board of directors or a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a member of the Board or the Committee.  Accordingly, the Committee members have no interlocking relationships required to be disclosed under SEC rules and regulations.  Also, no two directors serve together on both our board and other public company boards or committees.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

We are asking you to ratify the Audit Committee's selection of BKM Sowan Horan, LLP as the Company's independent registered public accounting firm for 2017.  BKM Sowan Horan, LLP has audited the accounts of the Company since June 2010.  The Board considers it desirable to continue the services of BKM Sowan Horan, LLP.

Representatives of BKM Sowan Horan, LLP are expected to be present at the 2017 annual meeting of stockholders to make statements to the stockholders if desired, and to be available to respond to stockholder questions.

The fees billed by BKM Sowan Horan, LLP for professional services rendered to the Company during 2016 and 2015 are set forth below.  The Audit Committee has concluded that the provision of the non-audit services provided by BKM Sowan Horan, LLP to the Company has not and does not impair or compromise their independence, and all such services were pre-approved by the Audit Committee.

Vote Required

The Company's corporate by-laws require the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote on this proposal at the annual meeting.

If the stockholders should fail to ratify the selection of the independent registered public accounting firm, the Audit Committee will designate an independent registered public accounting firm as required under the rules of the Exchange Act and in accordance with its charter.

Our Board recommends a vote FOR the ratification of the selection of BKM Sowan Horan, LLP as the Company's independent registered public accounting firm for 2017.

Audit Committee Report

We operate under a written charter approved by us and adopted by the Board of Directors.  Our primary function is to assist the Board of Directors in fulfilling the Board's oversight responsibilities relating to (1) the effectiveness of the Company's internal control over financial reporting, (2) the integrity of the Company's financial statements, (3) the Company's compliance with legal and regulatory requirements, (4) the qualifications and independence of the Company's independent registered public accounting firm, (5) the performance of the Company's independent registered public accounting firm and internal audit firm and (6) review and approval or ratification of any transaction that would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the SEC.

We oversee the Company's financial reporting process on behalf of the Board.  Our responsibility is to monitor this process, but we are not responsible for developing and consistently applying the Company's accounting principles and practices, preparing and maintaining the integrity of the Company's financial statements and maintaining an appropriate system of internal controls, auditing the Company's financial statements and the effectiveness of internal control over financial reporting, or reviewing the company's unaudited interim financial statements.  Those are the responsibilities of management and the Company's independent registered public accounting firm, respectively.

We reviewed and discussed the 2016 audited financial statements with management and BKM Sowan Horan, LLP ("BKM"), the Company's independent registered public accounting firm, together and separately. These discussions and reviews included the reasonableness of significant judgments, significant accounting policies (including critical accounting policies), the auditor's assessment of the quality, not just the acceptability of the Company's accounting principles and other such matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States).

During 2016 management conducted its evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2016, based upon the framework in Internal Control – Integrated Framework (2013) by the Committee of Sponsoring Organizations of the Treadway Commission. Management's assessment included an evaluation of the design of our internal control over financial reporting and testing the operating effectiveness of our internal control over financial reporting. Management reviewed the results of the assessment with the Audit Committee of the Board of Directors. Based on its assessment and review with the Audit Committee, management determined that our internal control over financial reporting was not effective as of December 31, 2016, because of the material weakness described below.

We determined that we did not maintain effective internal control over the accounting for our investment in AMAK. Specifically, controls were not appropriately designed, adequately documented and operating effectively related to the accounting by us for: (1) our equity in earnings of AMAK; and (2) changes in our ownership percentage in AMAK as the result of the sale and issuance of shares of AMAK to other investors.  As a result of this material weakness, we restated our financial statements for the three months ended June 30, 2016 and September 30, 2016, respectively. This control deficiency did not result in any material adjustments to our consolidated financial statements for the year ended December 31, 2016.

We reviewed and discussed with management, the internal auditor and BKM, management's report on internal control over financial reporting and BKM's report on their audit of the Company's internal control over financial reporting as of December 31, 2016, both of which are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2016.

We have received from BKM the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and we have discussed with BKM their independence from the Company and management.  We have also discussed with BKM the matters required to be discussed by PCAOB Auditing Standard No. 16 – Communication with Audit Committees.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements be accepted and included in the Company's Report on Form 10-K for the year ended December 31, 2016, filed with the SEC.

We also review the Company's internal audit function, including the selection and compensation of the Company's internal auditor.  In June 2016, in accordance with our charter, our committee appointed Sirius Solutions as the Company's internal auditor for 2016.

This report is provided by the following independent directors who comprised the Committee on the 10-K filing date:

Karen A. Twitchell, Chairman
Pamela R. Butcher
John R. Townsend

PRINCIPAL ACCOUNTING FEES AND SERVICES

The table below sets forth the fees that the Company paid BKM. Fees paid were for audits of our financial statements and internal controls for the fiscal years ended December 31, 2016, and 2015, and the review of our financial statements for the quarterly periods in the years ended December 31, 2016, and 2015, and other fees that the company paid for services rendered during the fiscal years ended December 31, 2016, and 2015.

	2016	2015
Audit Fees	$425,905	$446,589
Audit-Related Fees	-	-
Tax Fees	48,486	29,068
All Other Fees	26,685	27,969

Under its charter, the Audit Committee must pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services under the Securities Exchange Act of 1934, as amended, which are approved by the Audit Committee prior to the completion of the audit.  For 2016 approximately $148,000 is pending Audit Committee approval which is not included in the table above.

Audit Fees

These amounts represent fees billed by BKM for professional services rendered for the audits of the Company's annual financial statements for the years ended December 31, 2016, and 2015,

the reviews of financial statements included in the Company's Quarterly Reports on Form 10-Q, and services related to statutory and regulatory filings and engagements for such fiscal years.  These amounts also include approximately $97,000 during 2016 for work performed related to the audited financial statements of AMAK.

Tax Fees

These amounts represent fees billed by BKM for professional services rendered relating to tax compliance, tax advice and tax planning in the U.S.

All Other Fees

These amounts represent fees billed by BKM for professional services related to the Company's 401(k) audit, for providing consent on Form S-3 filing, reviewing responses to SEC correspondence, and for providing consultation on various issues.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the rules of the SEC, the Company is required to provide its shareholders with the opportunity to cast a non-binding, advisory vote on the executive compensation for the Company's named executive officers.  This proposal is frequently referred to as a "say-on-pay" vote.  At the 2011 Annual Meeting, shareholders voted, on an advisory basis, in favor of casting the advisory say-on-pay vote on an annual basis.

Our Board recommends an advisory vote "FOR" the following resolution:

Resolved that the shareholders of the Company approve, on an advisory basis, compensation paid to the Company's named executive officers as disclosed pursuant to item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

The Board of Directors recommends a vote FOR this resolution because it believes that the policies and practices described in the Compensation Discussion and Analysis are effective in achieving the Company's goals of rewarding sustained financial and operating performance and motivating the executives to remain with the Company for long and productive careers.  We urge stockholders to read the Compensation Discussion and Analysis which provides detailed information on the Company's compensation policies and practices and the compensation of our named executive officers.

Vote Required

The Company's corporate by-laws require the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote on this proposal at the annual meeting.

Since the vote on this proposal is advisory, it is not binding on the Company.  Nonetheless, the Compensation Committee will take into account the outcome of the vote when making future executive compensation decisions.

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF THE SAY ON PAY VOTE

Description of Proposal

Exchange Act Section 14A affords stockholders an advisory vote to approve the Company's executive compensation program. The advisory vote on executive compensation is referred to as a "say-on-pay vote." As required by Exchange Act Section 14A, this Proposal 4 affords stockholders an advisory vote on the frequency of future say-on-pay votes. The advisory vote on the frequency of the say-on-pay vote is a nonbinding vote as to how often future say-on-pay votes should occur: every year, every two years, or every three years. In addition, stockholders may abstain from voting on this Proposal 4. Exchange Act Section 14A requires the Company to hold the advisory vote on the frequency of the say-on-pay vote at least once every six years. The Company held its first frequency vote during 2011; therefore, the Company will provide stockholders with the opportunity to vote on a preference for the frequency in connection with this meeting.

In formulating its recommendation, the Board considered that an advisory vote on executive compensation held every year would best enable stockholders to timely express their views on the Company's executive compensation program and enable the Board and the Compensation Committee to determine current stockholder sentiment. While the Company's executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation disclosures are made annually, and holding an annual advisory vote on executive compensation provides the Company with more direct and immediate feedback on our compensation disclosures. However, stockholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year's advisory vote on executive compensation by the time of the following year's annual meeting of stockholders.

Stockholders are being asked to vote among the following frequency options (not solely for or against the recommendation of the Board):

•	"EVERY YEAR";
•	"EVERY TWO YEARS";
•	"EVERY THREE YEARS"; or
•	"ABSTAIN".

Vote Required

The Company's corporate by-laws require the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote on this proposal at the annual meeting.

This advisory vote on the frequency of future say-on-pay votes is not binding on the Company or the Board.

However, the Board will take into account the result of the vote when determining the frequency of future say-on-pay votes.

The Board recommends the vote "EVERY YEAR" (an advisory vote on the compensation of the Company's named executive officers set forth in the Company's proxy statement to occur every year).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis presents information about the compensation of our officers named in the Summary Compensation Table below (the "Named Executive Officers" or "NEOs").  Our executive compensation program is designed to promote a strong culture of leadership development, aligned with performance improvement (focused on both growth and productivity) and integrity, which in turn drives financial performance that provides value to our shareholders.  The main components of our executive compensation program include base salary and annual and long-term incentives (total direct compensation).  Our incentive program is designed to emphasize a pay-for-performance relationship.

•
Annual incentive awards consist of cash bonuses generated under our annual incentive program and our legacy profit sharing program.  Cash awards under our annual incentive plan are tied to financial results (Operating Income). Our profit sharing program has historically been available to all employees (including our NEOs) and is based on cash flow from the individual segments of the business.   In 2010 we implemented a new annual incentive program for our NEOs which could have eliminated the need for NEO participation in our profit sharing program, but instead elected to net out any quarterly payments made throughout the year to the NEOs from the bonus generated under the annual incentive program.  Effective January 1, 2017, profit sharing and safety awards will no longer be subtracted from the Company's annual incentive plan and the Compensation Committee (the "Committee") will review the impact of profit sharing to the NEOs on the total cash compensation for NEOs and make adjustments as needed regarding base pay.  The Committee further determined that there would not be a claw back of profit sharing from NEOs for the first and second quarters of 2016.  These changes originated from the Company's inability to meet budget forecasts for 2016.  Both bonuses and profit sharing awards are paid in cash and provide a strong link between pay and performance as they are directly determined by Operating Income and profitability.

•
In February 2015 and March 2016 we issued equity to our executives in the form of restricted stock under the 2012 Stock and Incentive Plan.  The equity-based reward to our executives is correlated to the investment success of our shareholders as the value of the stock granted will fluctuate as our stock price increases or decreases relative to the grant date price.

Our long-term success depends on our people.  We strive to ensure that our employees' contribution and performance are recognized and rewarded through a competitive compensation program.  We target an executive compensation package that is competitive against the market in which we compete for talent.  A substantial portion of any of our executives' annual total compensation package is variable compensation tied to performance (i.e., Operating Income).  We designed our incentive program in such a way that if performance is at or above targeted levels, the executive's total compensation will be at or above targeted levels.  Conversely, if performance is below targeted levels, the executive's compensation will be below targeted levels.

Executive Compensation Program Design

Base Salary.  Base salaries provide for competitive pay based on the market value of the position and meet the objective of attracting and retaining talent needed to run the business.  Salaries are reviewed by the Committee annually.  Salary increases may be given based on individual factors, such as competencies, skills, experience, performance and market practices.  There are no specific weightings assigned to these individual factors.  Annual salary increases are generally effective in the first quarter.  Increases may also be given when executives assume new roles or are promoted.

The Committee increased 2017 base salaries of the President/Chief Executive Officer, Vice President of Marketing, Vice President of Manufacturing, and Vice President of Accounting and Compliance by 2% over 2016 base salaries, effective April 1, 2017.  The Committee also increased 2017 base salaries for the Chief Financial Officer and President of TC by 1% over 2016, effective April 1, 2017.

Below is a table comparing 2015, 2016 and 2017 executive base salaries.

Position	Base Salary 2015	Base Salary 2016	Increase between 2015 & 2016	Base Salary 2017	Increase between 2016 & 2017
Simon Upfill-Brown – CEO	$374,000	$500,000	$126,000	$510,000	$10,000
Sami Ahmad – CFO	n/a	265,000	n/a	267,650	2,650
Connie Cook – VP Accounting	225,000	250,000	25,000	255,000	5,000
Mark Williamson – VP Marketing	290,000	300,000	10,000	306,000	6,000
Ronald Franklin – VP Manufacturing	257,000	290,000	33,000	295,800	5,800
Peter Loggenberg – President of TC	350,000	350,000	--	353,500	3,500

Annual Cash Incentive Plan.  We use pre-bonus Operating Income as the financial metric for annual executive bonus awards.  The Committee believes that this financial metric is a strong indicator of performance.  It excludes items outside of management's control such as tax and interest rates.  In addition, pre-bonus Operating Income is easily determinable because it is a line item on the Company's Consolidated Statements of Income (subject to the add-back of bonuses)

and is equal to Revenues less Operating Costs and Expenses, General and Administrative Expenses and Depreciation.

Once financials are available at the conclusion of the fiscal year, the Committee reviews our pre-bonus Operating Income results and chooses to exclude or adjust certain items to ensure that award payments reflect the core operating performance of the business.  Examples include scenarios where the Company's product prices decline by 50% or more, or increase by 100% or more. Operating Income measures our ability to generate income after covering operating costs and general and administrative expenses.  Operating Income grows by not only increasing revenues through increased sales or improved product prices, but also by maintaining product  margins, reducing costs and managing assets.  The primary challenge lies in maintaining reasonable product margins.  Beginning in 2016, the Committee also had the capability to use safety as a mechanism to apply negative discretion to NEO bonus payouts when safety performance is unsatisfactory.

Thus annual cash bonuses are designed to motivate and reward NEOs and all other eligible executives on the achievement of Company goals for the performance year.  Bonus payouts for the President/CEO and other NEOs are aligned with overall Company performance and shareholder return.  Our annual incentive plan is designed to allow NEOs and other executives to earn up to 200% of their target bonus based upon performance achieved.  Each executive's target bonus is expressed as a percentage of base salary.  The bonus levels below were adopted by the Committee for 2015 and 2016.  Since Mr. Ahmad was not employed until October 2016, his bonus target was pro-rated according to the time he was employed during 2016.

Participant Title	Target Bonus (as % of Base Salary)	Max	Maximum Bonus (as % of Base Salary)
Simon Upfill-Brown - CEO	100%	2.0X	200%
Peter Loggenberg - President of TC	60%	2.0X	120%
Sami Ahmad – CFO	50%	2.0X	100%
Connie Cook - VP Accounting	50%	2.0X	100%
Mark Williamson - VP Marketing	50%	2.0X	100%
Ronald Franklin - VP Manufacturing	50%	2.0X	100%

2016 Payout Design.  In the event that 100% ("Target" performance) of the Operating Income goal is met, then a 1.0X multiple is applied to the participant's target bonus.  Threshold payouts will occur when 80% of the Operating Income goal is met ("Threshold" performance), and a 0.50X multiple is applied to the participant's Target bonus for Threshold performance.  Performance below Threshold (80% Target of Operating Income) results in no payout.  The Maximum payout occurs when actual Operating Income is greater than or equal to 140% of the Operating Income goal ("Maximum" performance).  When Maximum performance is achieved, a 2.00X multiple is applied to the participant's Target bonus.  Payouts are scaled linearly between Threshold and Maximum for performance levels between 80% and 140% of Target performance.  Payouts will be interpolated for actual performance between these points. The President/CEO has discretion to reduce individual cash bonuses payable to other NEOs by 20% based on the President/CEO's personal assessment of their individual performance.

The following payout schedule is applied to 100% of the participant's target bonus which is tied to corporate performance in the form of Operating Income.

Payout Level	Corporate Performance Bonus Multiple	Performance Achievement
Maximum	2.00X	140% of Operating Income goal
Target	1.00X	100% of Operating Income goal
Threshold	0.50X	80% of Operating Income goal

Examples of bonus payout calculations for the President/CEO with respect to the 2016 year are as follows:

Base Salary: $500,000
Target Bonus as % of Base Salary: 100%	$500,000
Maximum Bonus as % of Base Salary: 200%	$1,000,000

As shown in the table below, the target bonus for our Company CEO, CFO, VP of Accounting and VP of Manufacturing were based 100% on the performance of the Company, while the bonus for the President of TC was based 80% on the performance of TC and 20% on the performance of the Company, and finally, the bonus for SHR Vice President of Marketing was based 80% on the performance of SHR and 20% on the performance of the Company.

	Pre bonus Operating Income
NEO	TC	SHR	TREC
CEO, CFO, VP of Accounting, VP of Manufacturing	-	-	100%
President of TC	80%	-	20%
SHR Vice President of Marketing	-	80%	20%

Determination of 2016 Performance Goals.  Operating Income Target amounts are set taking into account business conditions, expectations regarding the probability of achievement, and historical financial performance.  Consistent with our philosophy and approach to setting goals, incentive payouts that are above target will be for results that exceed our business plan.  Targets are set at the beginning of the performance period.  The process is summarized below:

Beginning of the Performance Period	During the Performance Period	End of the Performance Period
Operating Income goals are developed by the Committee and management and approved by the Committee	Operating Income performance is monitored relative to goals Operating Income goals cannot be changed during the performance period
Management presents actual Operating Income results relative to goals and the Committee reviews actual performance to determine any payouts

The Committee may exclude or adjust certain items that are outside the normal course of business, unusual and/or infrequent, and not reflective of our core operating performance for that period

Any adjustments at the end of the performance period will be at the Committee's discretion.

2016 Target (Operating Income) and Results for 2016.  The Committee set a Target of $44.6 million of pre-bonus Operating Income for 2016 for TREC resulting in a Threshold of $35.7 million.  The Target for 2016 represented a 31.2% increase as compared to 2015 and reflected the intent to continue growing the consolidated companies.  SHR's 2016 target was set at $47.0 million of Operating Income, and TC's 2016 target was set at $5.0 million of Operating Income.  Following the end of the 2016 year, we determined that the threshold amounts were not met and no bonuses became payable for the 2016 year.

2017 Target (Operating Income).  After consultation with our NEOs and forecasts from outside analysts, the Committee set a Target of $23.7 million of pre-bonus Operating Income for 2017 for TREC resulting in a Threshold of $19.0 million.  The Target for 2017 represents a 47% decrease as compared to 2016; however, the 2017 target represents a 26.7% increase as compared to 2016 actual results.  SHR's 2017 target was set at $26.0 million of Operating Income and TC's 2017 target was set at $3.6 million of Operating Income. The Committee and management believed these targets to be both realistic and achievable.

Profit Sharing Program.  The profit sharing program is available to all employees, including NEOs, based upon quarterly performance.  Profit sharing is done on a quarterly basis when cash flow permits.  There is no set formula for calculating or allocating profit sharing as it is based upon several factors including profit, cash flow, expectations and special cash needs of the Company.  In 2010 the Committee adopted a written policy governing employee profit sharing which was subsequently amended in March 2017.  Pursuant to the amended policy, the pool of funds available for profit sharing during any particular calendar quarter cannot exceed 12% of estimated earnings before interest, depreciation, taxes and amortization ("EBITDA") for that quarter.  In addition, the President/CEO must submit a recommended level of profit sharing with proposed employee allocations to the Committee for approval. The amount of the total award allocated to each NEO and to each employee is based on (i) current base salary and pay levels, (ii) instances of individual superior performance, and (iii) instances of individual sub-standard performance.  The NEO profit sharing amount cannot exceed 10% of the total profit sharing payout, and no NEO will be allocated more than $10,000 per quarter.  The Company has a wide range of salary and pay levels, and in general employees at the lower end of the pay scale will be granted higher awards as a percentage of their base pay.  Under the policy, the Committee has authority to revise the amount of funding available for profit sharing, as well as, to adjust individual allocations.

Prior to 2016, all profit sharing awards to NEOs and other participants in the Annual Cash Incentive Plan were netted out of any cash bonuses paid out under the Company's Annual Cash Incentive Plan.  Pursuant to the amended profit sharing policy, profit sharing will not be deducted from the Company's Annual Cash Incentive Plan.

As an incentive for safe work performance, a safety award program is incorporated into the profit sharing program. As part of this program, SHR and TC pay every employee, including NEOs and other executives, a $500 net award at the end of each calendar quarter in which there are no lost-time or recordable accidents.  This program has been very successful in encouraging employees to watch out for one another and to work safely.

Long-Term Incentive

In the past, stock options and restricted stock were periodically awarded to our NEOs and other executives in an effort to align their interests with those of our shareholders since both equity vehicles increase in value only if the price of the Company's stock increases.  Although some of our employees still hold unexercised stock option awards that are reflected in the compensation tables below, we did not grant any stock options during 2016.

On January 14, 2015, the Committee determined it would be prudent for the Company to cease making stock option grants to NEOs and only grant restricted stock, because it would be simpler, less costly and less dilutive to our stockholders and a better match with the equity award programs at our peers.  The Committee decided to grant 100% time-based restricted stock awards for 2015, and beginning with the 2016 year, to implement a performance component where the restricted shares vest contingent upon a set level of performance using threshold, target and maximum goals.   The Committee set up three tiers of target percentages of base salary for long term incentive ("LTI") compensation to be granted annually to the NEOs.

Applicable Tier	Participants	Target LTI as Percentage of Base Salary
Tier 1	President/CEO	150%
Tier 2	Executive Vice Presidents	115%
Tier 3	Other Executive Officers	55%

For 2016 the Committee adopted an LTI award program with overlapping annual grants of restricted stock for the NEOs.  The awards will be granted out of the 2012 Stock and Incentive Compensation Plan.  Under the new LTI award program, time-vested awards will comprise 50% of the LTI award.  The time-vested awards will vest ratably over a 3 year period, subject to the acceleration or forfeiture provisions described below.

Performance based awards will comprise the remaining 50% of the annual LTI award value.  The performance period for performance based awards is 3 years and actual shares delivered will be determined at the end of the performance period based upon performance relative to pre-established goals.  Return on Invested Capital ("ROIC") and Earnings Per Share Growth ("EPS Growth) are the two performance measures that will be utilized.  Each measure will be equally weighted at 50% meaning that half of the performance based award (25% of the total award) will be allocated to each measure.  Performance will be measured on a relative basis where performance is measured against the Company's peer group.  Performance will range from 0% to 200% of the target award.

The Company's performance for the performance awards over the 3 year period will be ranked against a peer group resulting in the application of a single multiplier to the target award value under each performance measure used.  The peer group will be reviewed on an annual basis and with each new annual award the peer group can be modified for new awards.  Once a peer group is established at the outset of the performance period the companies within do not change except when consolidation among peers in the marketplace occurs.  In 2016, A. Schulman, Inc. was removed and FutureFuel Corp. and American Vanguard Corp. were added to our previous peer group.  The peer group list for 2016 awards is as follows:

KMG Chemicals Inc.                                                                                  Quaker Chemical Corp. Chase Corporation
Hawkins Inc. Innospec Inc.                Stepan Company
Kraton Performance Polymers                                                                 OMNOVA Solutions Inc.                                                            American Vanguard Corp.
FutureFuel Corp.

If the Company percentile is below 25%, the performance based award will be forfeited.  If the Company percentile is between 25% and 50%, the amount earned will be determined by interpolation (between 50% and 100% of grant earned).  If the Company percentile is between 50% and 100%, the amount earned will be determined by interpolation (between 100% and 200% of grant earned.  Forfeiture of a performance based award will occur if EPS Growth is negative.

Performance	Percentile	Earned Percentile
Below Threshold	<25th	0%
Threshold	25th	50%
Target	50th	100%
Maximum (highest)	100th	200%

Upon any termination of employment, unvested shares and unearned performance based awards will be forfeited, except under the following scenarios:

Change in Control	Double trigger vesting.
Death and Disability	Pro rata vesting for restricted stock, options and performance shares.
Involuntary Termination Without Cause	Unvested restricted stock and stock options are forfeited and all performance awards expire and terminate.
Retirement	Pro rata vesting for restricted stock and options, as well as pro rata vesting for performance awards based on actual performance, subject to minimum 6 month service requirement after grant.

On February 17, 2016, the Committee approved the grant of restricted shares on March 1, 2016, based upon that day's closing price to the NEOs based upon the target percentages indicated below:

Position	Target LTI (as % of Base Salary)	Base Salary 2016	Target LTI
President and CEO	120%	$500,000	$600,000
Vice President of Accounting	60%	250,000	150,000
Vice President of Marketing	55%	300,000	165,000
Vice President of Manufacturing	55%	290,000	159,500
President of Trecora Chemical	55%	350,000	192,500

The closing price on March 1, 2016, was $9.39 resulting in the grant of target shares indicated below:
Employee Name	Title	Total Restricted Shares Granted	Time Vesting Period #1 3/01/16- 2/28/17	Time Vesting Period #2 3/01/17- 2/28/18	Time Vesting Period #3 3/01/18- 2/28/19	Performance Vesting Period 3/01/16- 2/28/19
Simon Upfill-Brown	President /CEO	63,898	10,650	10,650	10,650	31,948
Ronald Franklin	VP Manufacturing	16,986	2,831	2,831	2,831	8,493
Connie Cook	Sec/Treas/VP Accounting	15,974	2,662	2,662	2,662	7,988
Mark Williamson	VP Marketing	17,572	2,929	2,929	2,929	8,785
Peter Loggenberg	President Trecora Chemical	20,501	3,417	3,417	3,417	10,250
Total		134,931

These shares are subject to the approval of the amendment of the Company's Stock and Incentive Plan as detailed in Proposal No. 5 and the approval and ratification of certain awards as described in Proposal 6.

Perquisites.  We provide benefits that we believe are standard in the industry to all employees. These benefits consist of a group medical and dental insurance program for employees and their qualified dependents, group life insurance for employees and their spouses, accidental death and dismemberment coverage for employees, a Company sponsored cafeteria plan and a 401(k) employee savings and investment plan. The Company matches employee deferral amounts, including amounts deferred by named executive officers, up to a total of 6% of the employee's eligible salary, excluding annual cash bonuses, subject to certain regulatory limitations.  During 2016 company vehicles were supplied to each of our NEOs for business and personal travel.  Our use of perquisites as an element of compensation is very limited.  We do not view perquisites as a significant element of our comprehensive compensation structure.

Governance of Pay Setting Process

In setting total direct compensation, a consistent approach is applied for all executives:

•	We compare our NEOs to analogous positions within the market in terms of specific duties, responsibilities, and job scope.

•
Each position has an established target annual incentive award opportunity, executive benefits and perquisites.  These incentive levels and benefits are reviewed by the Committee on an annual basis to determine their relative level of competitiveness with the market.

•	We generally target all elements of pay and total direct compensation to be positioned between the 25th and 50th percentiles of our peer group.

•
Individual executive pay positioning will vary based on the requirements of the job (competencies and skills), the executive's experience and performance, and the organizational structure (internal alignment and pay relationships).

•
We also consider internal pay equity when establishing compensation levels.  Currently, we believe that our compensation level for each of our NEOs reflects his or her job responsibility and scope appropriately and scale down from the CEO in a reasonable manner.

•	Exceptions to normal practice may be made based on critical business and people needs.

Role of the Compensation Committee in Establishing Pay Levels

•
The Committee (comprised of only independent directors) establishes, reviews and approves all elements of the executive compensation program.  A copy of the Compensation Committee Charter is available on our website.  During 2016 and 2015 the Committee engaged Pearl Meyer & Partners ("PM&P") to serve as its independent outside executive compensation consultant.  PM&P's primary role is to provide advice and perspective regarding market compensation trends that may impact decisions we make about our executive compensation program and practices.  In connection with its engagement of PM&P and based on the information presented to it, the Committee assessed the independence of PM&P pursuant to applicable SEC and NYSE rules and concluded that PM&P's work for the Committee did not raise any conflict of interest for 2016.  The Company incurred expenses during 2016 and 2015 payable to PM&P in the amount of $37,800 and $51,511, respectively.  Management has the responsibility for effectively implementing the executive compensation program.  Additional responsibilities of the Committee, management and the consultant include:

•
The Committee reviews and approves business goals and objectives relevant to executive compensation, evaluates the performance of the President/CEO in light of these goals and objectives, and determines and establishes the President/CEO's compensation level.

•
Based on review of market data, individual performance and internal pay comparisons, the Committee independently sets the pay for our President/CEO and reviews and approves all NEO and other executive pay arrangements.

Role of Management in Establishing Pay Levels

•
The President/CEO makes recommendations on program design and pay levels other than his own, where appropriate, and oversees the implementation of such programs and directives approved by the Committee.

•
The President/CEO develops pay recommendations for his direct reports and other key executives based on the results of PM&P's analysis of current market compensation levels.  This includes all of our NEOs (with the exception of the President/CEO himself).

•	Our Vice President of Accounting provides the financial information used by the Committee to make decisions with respect to incentive compensation goals and related payouts.

Role of the Compensation Consultant in Establishing Pay Levels

•	The compensation consultant is responsible for gathering, analyzing and presenting peer group pay practices and relevant data to the Committee. They do not have the authority to determine pay.

•
The consultant provides periodic updates to the Committee regarding various tax, accounting and regulatory issues that could have an impact on executive compensation design, administration and/or disclosure.

Regulatory Considerations

We account for the equity compensation expense for our executives under the rule of ASC 718, which requires us to estimate and record an expense for each award of equity compensation over the vesting period of the award.  Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

Pursuant to Section 162(m) of the Code ("Section 162(m)"), certain compensation paid to our CEO and our three most highly compensated executive officers (other than our CFO) in excess of $1 million is not tax deductible, except to the extent it constitutes performance-based compensation. We have the ability to design certain elements of compensation for our executive officers to be performance-based compensation under Section 162(m) in order to maintain the deductibility of that compensation when we have determined that performance-based compensation was appropriate for those executive officers.  The Committee considers its primary goal to design compensation strategies that further the best interests of our stockholders. In certain cases, it may determine that the amount of tax deductions lost is not significant when compared to the potential opportunity a compensation program provides for creating long-term stockholder value. The Committee therefore retains the ability to evaluate the performance of our executive officers and to pay appropriate compensation, even if some or all of it may be non-deductible.

Employment Arrangements

Contemporaneously with the acquisition of TC, the Company entered into an Employment Contract ("Employment Contract") and Severance Agreement and Covenant Not to Compete, Solicit and Disclose ("Severance Agreement") with Peter Loggenberg on October 1, 2014.  Pursuant to the Employment Contract, TREC agreed to employ Mr. Loggenberg as president of TC with duties typical of that position.  Mr. Loggenberg is to be paid a base salary of $350,000 subject to adjustment on an annual basis by the Board.  He also received a $35,000 signing bonus and grant of 7,000 restricted shares of the Company's common stock.  The Employment Contract may be terminated for or without "good cause."  Upon a dismissal or termination of employment other than for good cause, the Company will pay a cash severance to Mr. Loggenberg in an amount equal to one-year of his then annual base salary (excluding bonuses, grants of stock and/or stock options, profit sharing, benefits, and perquisites).  The cash severance shall be payable in six (6) equal monthly installments.  As used in Mr. Loggenberg's Employment Contract, "good cause" means his commission of a crime involving moral turpitude, embezzling any funds or property of the Company or commission of any other dishonest act towards the

Company, or the Company's determination that he was under the influence of alcohol or illegal drugs during working hours.

We have not entered into definitive employment agreements with any of our other executives.  All other executives serve at the discretion of the Board with no fixed term of employment.

Peer Group Comparisons

We compare executive compensation against a peer group.  The peer group shown below was established by the Committee in 2016.  As noted previously, in 2016 the Committee removed A. Schulman Inc. and added American Vanguard Corp. and FutureFuel Corp. to the list.  Peer group proxy data provides sufficient comparisons for the executives, but because the companies are structured differently, not all peers have incumbents in the respective positions.  Some jobs have no peer benchmarks available from proxy data, such as Vice President of Marketing, which necessitates the use of industry specific and general industry related surveys as an additional data source.  The consultant's survey data provides expanded data to compare our executives' positions.  Peer group and survey data provides a focal point in our examination of compensation trends across the petrochemical and chemical processing industry.  All of the companies in the peer group are specialty and/or commodity chemical producers.

KMG Chemicals Inc. Quaker Chemical Corp.     Chase Corporation
Hawkins Inc.               Innospec Inc.                     Stepan Company
Kraton Performance Polymers OMNOVA Solutions Inc. American Vanguard Corp.
FutureFuel Corp.

Peer group market analysis is one of several factors considered in the pay setting process.  Peer group practices are analyzed periodically for the pay element making up total direct compensation, and periodically for other elements (such as executive benefits and perquisites).  Three years of proxy data were analyzed for each of the Company's ten peer companies.  In order to emphasize peer and industry long-term incentive practices, proxy data was the primary source used for long-term incentives and total direct compensation to develop market values for the compensation analysis.  In addition to peer group comparisons, we also used surveys from the consultant in the pay setting process.  Survey sources included proprietary energy sector and other general and industry executive compensation databases.  We used a combination of proxy and survey data to develop market values.  All data was summarized to relevant statistics (e.g., median, 25th percentile and 75th percentile), and where applicable, survey data was bracketed to reflect a range of data appropriate for the Company's revenue scope.  Data was segmented by revenue ranges (e.g., $100 million to $500 million) to ensure that the most appropriate information was used in the analysis.  The strategy behind the sources of data is to promote the best mix of authorities for competitive positions, utilize industry data for line operations and line executives and some general industry mix to staff executive positions, and balance the proxy data with published authorities to help smooth the volatility of executive changes in the peer group.  Market values of cash compensation were correlated to company size as measured by revenue and the data the Committee considered was size-adjusted where possible to reflect our general revenue level.  This process made the market data points directly applicable to the Company.

The Committee adopted the philosophy of targeting pay between the 25th to 50th percentile range of market data based on several factors including the relative size of the Company compared with some of the peers.

The table below sets forth the 2016 targeted compensation elements for each of our NEOs.  These target amounts represent the amount of realizable compensation that we intend or expect for each of our NEOs to receive during the 2016 year and takes into account awards that were granted in prior years.

Executive	2016 Base Salary	Annual Incentive Plan Target (Profit Sharing and Cash Bonus)	Long-Term Incentive Compensation(1)(2)	Total Direct Compensation Target
Simon Upfill-Brown President & CEO Compensation Amount	$500,000	$500,000	$665,852	$1,665,852
Sami Ahmad Chief Financial Officer Compensation Amount	$265,000	$132,500	--	$397,500
Connie J. Cook Vice President of Accounting and Compliance Compensation Amount	$250,000	$125,000	$176,804	$551,804
Mark D. Williamson Vice President of Marketing Compensation Amount	$300,000	$150,000	$229,815	$679,815
Ron Franklin Vice President of Manufacturing Compensation Amount	$290,000	$145,000	$208,230	$643,230
Peter Loggenberg President Trecora Chemical Compensation Amount	$350,000	$210,000	$101,599	$661,599

(1)
The compensation amount for each NEO shown reflects the Company's accounting expense disregarding any estimates for forfeitures of options granted to the NEOs by the Compensation Committee in the first quarter of 2011 and 2014 which vest over four (4) years in equal increments and the value of restricted stock granted in the first quarter of 2015 which vests over four (4) years in equal increments. For Mr. Upfill-Brown this amount represents the value of options granted in the second quarter of 2013 and the first quarter of 2014 which vest over the next (4) years in equal increments and the value of restricted stock granted in the first quarter of 2015 which vests over four (4) years in equal increments.

(2)
The compensation amount also represents the Company's accounting expense disregarding any estimates for forfeitures of restricted stock granted to the NEOs in the first quarter of 2015 which vests over 4 years and in the first quarter of 2016 with half vesting over 3 years and the remainder upon the achievement of certain performance metrics.  The compensation amount does not correspond to the actual value that will be realized by the non-employee directors.

The SEC's calculation of total compensation, as shown in the 2016 Summary Compensation Table set forth below, includes several items that are driven by accounting and actuarial assumptions, which are not necessarily reflective of compensation actually realized by the NEOs in a particular year.  To supplement the SEC required disclosure, we have included the additional table below, which shows compensation actually realized by each NEO as reported on the NEO's W-2 form for each of the years shown.

2016 Realized Compensation Table

Name and Principal Position	Year	Realized Compensation(1)
Simon Upfill-Brown CEO/President	2016	$1,053,091
	2015	910,325
	2014	558,305
Sami Ahmad(2) CFO	2016	70,397
Connie J. Cook CFO	2016	421,990
	2015	412,655
	2014	275,180
Mark D. Williamson VP of Marketing - SHR	2016	579,835
	2015	563,146
	2014	406,054
Ronald R. Franklin VP of Manufacturing	2016	494,980
	2015	520,931
	2014	369,662
Peter M. Loggenberg(3) President of Trecora Chemical	2016	493,589
	2015	465,252
	2014	116,224

(1)
Amounts reported as realized compensation differ substantially from the amounts determined under SEC rules and reported as total compensation in the 2016 Summary Compensation Table.  Realized compensation is not a substitute for total compensation.  For a reconciliation of amounts reported as realized compensation and amounts reported as total compensation, see below.  For more information on total compensation as calculated under SEC rules, see the narrative and notes accompanying the 2016 Summary Compensation Table set forth on page 49.

(2)	Mr. Ahmad's amounts only reflect one quarter in 2016 since he joined the Company in October 2016.
(3)	Mr. Loggenberg's amounts only reflect one quarter in 2014 due to the acquisition closing date of October 1, 2014, for Trecora Chemical.

The amounts reported in the 2016 Realized Compensation Table reflect income for the years shown as reported on the NEOs' W-2 forms.  The amounts differ substantially from the amount reported as total compensation in the 2016 Summary Compensation Table required under SEC rules and are not a substitute for the amounts reported in the 2016 Summary Compensation Table.  For 2016, realized compensation represents: (1) total compensation, as determined under applicable SEC rules, minus (2) the aggregate grant date fair value of equity awards (as reflected in the Stock and Option Awards columns) and (3) the Company's 401(k) contributions (as reflected in the 2016 All Other Compensation Table above).  In addition, realized compensation reflects any bonus actually paid in the year shown, whereas total compensation under SEC rules, reflects any bonus earned for the year shown.

The charts below illustrate that a large portion of our NEOs' pay is performance based (e.g., approximately 70% of our President/CEO's pay is performance based and approximately 50% of our other NEOs' pay is performance based).

Compensation and Risk

We believe that our performance-based compensation program creates appropriate incentives to increase long-term shareholder value.  This program has been designed and administered in a manner that discourages undue risk-taking by employees.  Relevant features of this program include:

•	limits on annual incentive and long-term performance awards, thereby defining and capping potential payouts;

•	application of an annual incentive metric that aligns employees with the common goal of increasing Operating Income;

•	use of a long-term incentive vehicles—stock options and/or restricted stock—that vests over a number of years, thereby providing strong incentives for sustained operational and financial performance;

•	Committee discretion to adjust payouts under the annual incentive plan to reflect the core operating performance of the company but prohibits discretion for payouts above stated maximum awards; and

•
annual bonuses to executives are awarded after the Company and its subsidiaries' pre-bonus Operating Income for the fiscal year are determined which means that the annual bonus is delayed and at risk to the executives based on the actual net operating performance of the Company and its subsidiaries.

Executive Compensation Program for 2016

Results - Company Performance Highlights

Results of our 2016 performance year were:

•	TREC
o	Target Pre-bonus Operating Income of $44.6 million
o	Threshold level of $35.7 million
o	Actual Pre-bonus Operating Income was $18.7 million which was 41.9% of the Target level

•	SHR
o	Target Operating Income of $47.0 million
o	Threshold level of $37.6
o	Actual Operating Income was $26.1 million which was 55.4% of the Target

•	TC
o	Target Operating Income of $5.0 million
o	Threshold level of $4.0 million
o	Actual Operating Income was a loss of approximately $0.9 million

•	As noted above, based on these results our executives did not qualify for a bonus under the annual incentive program.

Report of the Compensation Committee

Management has prepared the Compensation Discussion and Analysis of the compensation program for NEOs (beginning on page 34).  The Committee has reviewed and discussed the Compensation Discussion and Analysis for fiscal year 2016 with management.  Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's 2017 Proxy Statement.

This report is provided by the following independent directors who comprise the committee:

John R. Townsend, Chairman
Joseph P. Palm
Allen P. McKee
Gary K. Adams
 Karen A. Twitchell
Pamela R. Butcher

Compensation Committee Interlocks and Insider Participation

During 2016 no member of the Committee had a relationship that required disclosure as a Compensation Committee interlock.

Executive Compensation Tables

2016 Summary Compensation Table

The following table sets forth information regarding 2016 compensation for each NEO; 2015 and 2014 compensation is presented for executives who were also NEOs in 2015 and 2014.  This table should be read in conjunction with the explanations provided above.  It sets forth summary compensation information for the year ended December 31, 2016, for the Company's (i) chief executive officer, (ii) both individuals that served as chief financial officer, and (iii) each of the Company's three most highly compensated executives other than the chief executive officer and the chief financial officer who were serving as executive officers of the Company as of December 31, 2016.

2016 Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Award(s) ($)(1)	Option Award(s) ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Simon Upfill-Brown President/CEO since July2015; previously Executive Vice President	2016	492,308	--	600,000	--	--	59,973	1,152,281
	2015	423,615	468,007	98,658	--	--	43,047	1,424,988
	2014	336,858	464,096	--	354,710	--	34,421	1,190,085
Sami Ahmad(5) Chief Financial Officer since Oct 2016	2016	66,250	--	--	--	--	4,147	70,397
Connie J. Cook Vice President of Accounting & Compliance since Oct 2016; previously Chief Financial Officer	2016	253,365	--	150,000	--	--	44,187	447,552
	2015	232,741	137,624	28,353	--	--	29,095	537,951
	2014	192,484	162,755	--	160,988	--	26,073	542,300

Mark D. Williamson Vice President of Marketing, Petrochemical Company	2016	298,462	--	165,000	--	--	61,454	524,916
	2015	300,809	193,884	36,552	--	--	45,049	725,547
	2014	277,937	231,708	--	185,850	--	35,568	731,063
Ron Franklin Vice President of Manufacturing	2016	288,154	--	159,500	--	--	46,531	494,185
	2015	273,845	171,578	32,392	--	--	33,282	645,623
	2014	246,209	228,084	--	181,988	--	32,143	688,424
Peter M. Loggenberg(6) President of Specialty Wax Company	2016	350,000	--	192,500	--	--	33,090	575,590
	2015	363,462	89,358	44,108	--	--	31,994	528,922
	2014	78,077	35,742	79,310	--	--	2,405	195,534

(1)
This column represents the dollar amounts for the years shown of the grant date fair value of restricted stock awards that were granted in those years, calculated in accordance with SEC rules.  For purposes of the time-based restricted stock awards granted in 2016, fair value is calculated using the closing price of a share of our stock on the date of grant.  For purposes of the performance-based restricted stock awards granted in 2016, fair value is calculated based on the probability of attaining the target performance goals on the date of grant.  Assuming that maximum performance was the probable outcome on the date of grant, the grant date value of the performance-based restricted stock awards granted in 2016 would have been $300,000, $75,000, $82,500, $79,750, $96,250 for each of Mr. Uphill-Brown, Ms. Cook, and Messrs. Williamson, Franklin and Loggenberg, respectively.  Amounts for 2015 reflect the Company's fiscal year accounting expense.  Amounts for all years do not correspond to the actual value that will be realized by the NEOs. For information on the valuation assumptions used in calculating the amounts in this column, see "Note 2 – Summary of Significant Accounting Policies – Share-Based Compensation" and "Note 16– Share-Based Compensation" in the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(2)
This column represents the dollar amounts for the years shown of grant date fair value of options that vested in those years. Amounts reflect the Company's fiscal year accounting expense and do not correspond to the actual value that will be realized by the NEOs.

(3)	See the 2016 All Other Compensation Table below for additional information.
(4)
Mr. Ahmad was appointed the Company's Chief Financial Officer effective as of October 1, 2016.  As such, the amounts included for Mr. Ahmad reflect only amounts actually earned or paid in connection with his employment with the Company from October 1, 2016 through December 31, 2016.

(5)
Mr. Loggenberg became the President of Trecora Chemical effective as of October 1, 2014, the acquisition closing date of Trecora Chemical.  As such, the amounts included for Mr. Loggenberg in 2014 reflect only amounts that were actually earned or paid from October 1, 2014 through December 31, 2014.

2016 All Other Compensation Table

We provided our NEOs with additional benefits, reflected in the table below for 2016, that we believe are reasonable, competitive and consistent with the Company's overall executive compensation program. The costs of these benefits constitute only a small percentage of each NEO's total compensation.

2016 All Other Compensation

Name of Executive	Company 401(k) Contributions	Profit Sharing Award	Safety Award	Personal Use of Company Car	Life Insurance Premiums	Total
Upfill-Brown	$24,000	$16,300	$3,028	$13,429	$3,216	$59,973
Ahmad	-	100	1,485	2,397	165	4,147
Cook	15,115	12,300	3,022	12,959	791	44,187
Williamson	15,900	13,000	3,028	26,310	3,216	61,454
Franklin	15,900	12,300	3,028	13,329	1,974	46,531
Loggenberg	15,900	--	2,546	13,750	894	33,090

Grants of Plan-Based Awards

The following table presents information concerning plan-based awards granted to each NEO during 2016 under the 2012 Stock and Incentive Plan which stockholders approved in 2012.  The table also provides the range of bonus awards that could become payable pursuant to the Annual Cash Incentive Plan. Mr. Ahmad did not receive any equity awards during the 2016 year since he was not employed until October 2016.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards (2)			All Other Stock Awards:
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Simon Upfill-Brown	03/01/16	2/17/2016				15,974	31,949	63,898	31,949	300,000
			250,000	500,000	1,000,000
Sami Ahmad			16,563	33,125	66,250
Mark Williamson	03/01/16	2/17/2016				4,393	8,785	17,572	8,785	82,500
			75,000	150,000	300,000
Connie Cook	03/01/16	2/17/2016				3,994	7,988	15,974	7,988	75,000
			62,500	125,000	250,000
Ronald Franklin	03/01/16	2/17/2016				4,246	8,493	16,986	8,493	79,750
			72,500	145,000	290,000
Peter Loggenberg	03/01/16	2/17/2016				5,125	10,250	20,501	10,250	96,250
			105,000	210,000	420,000

(1)
Represents the threshold, target and maximum amount of awards that could have been paid pursuant to the Annual Cash Incentive Plan for the 2016 year.  No payouts were awarded under this plan for 2016.  Mr. Ahmad's amounts were prorated based upon his hire date of October 1, 2016.

(2)
Represents the threshold, target and maximum number of shares that could be subject to the performance-based restricted stock awards granted in 2016.  Fifty percent of the performance awards will be calculated based upon ROIC, and the remaining fifty percent will be based on EPS Growth. The actual amount of shares that may become vested will be determined as of December 31, 2018, the end of the performance period.

(3)	Represents time-based restricted stock awards, granted at a closing price on March 1, 2016, of $9.39 per share.
(4)	Represents the aggregate grant date fair value of both the time-based and performance-based awards granted on March 1, 2016.

Narrative Description to Summary Compensation Table and Grants of Plan-Based Awards

The table below shows a comparison to the base salary and bonus amounts that each executive received in 2016 in comparison to that NEO's total compensation for the 2016 year.  Because we did not pay any bonuses for the 2016 year, the percentages were calculated based on base salary amounts to total compensation amounts.

Name of Executive	Salary/Bonus in Comparison to Total Compensation
Simon Upfill-Brown	43%
Sami Ahmad*	94%
Connie Cook	57%
Mark Williamson	57%
Ronald Franklin	58%
Peter Loggenberg	61%

* Mr. Ahmad was not eligible to receive equity awards during the 2016 year due to his starting date of October 1, 2016.

2016 Outstanding Equity Awards at Fiscal Year-End

The following table presents information concerning outstanding equity awards held by the NEOs.  This table includes unexercised (both vested and unvested) option and restricted stock awards that were not satisfied as of December 31, 2016.  Each equity grant is shown separately for each NEO.  Mr. Ahmad did not hold any outstanding equity awards; therefore, he is not included in the table.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Simon Upfill-Brown
2013 Option	62,500	22,500	7.71	05/28/23	--	--	--	--
2014 Option	60,000	60,000	12.26	02/20/24	--	--	--	--
2015 RS	--	--	--	--	22,109	306,210	--	--
2016 RS (Time-Based)	--	--	--	--	31,949	442,494	--	--
2016 RS (ROIC)	--	--	--	--	--	--	15,974	221,240
2016 RS (EPS Growth)	--	--	--	--	--	--	15,975	221,254
Connie J. Cook
2011 Option	58,650	--	4.86	01/11/21	--	--	--	--
2014 Option	23,500	23,500	12.26	02/20/24	--	--	--	--
2015 RS	--	--	--	--	6,362	88,114	--	--
2016 RS (Time-Based)	--	--	--	--	7,987	110,620	--	--
2016 RS (ROIC)	--	--	--	--	--	--	3,993	55,303
2016 RS (EPS Growth)	--	--	--	--	--	--	3,994	55,317
Mark D. Williamson
2011 Option	50,830	--	4.86	01/11/21	--	--	--	--
2014 Option	32,500	32,500	12.26	02/20/24	--	--	--	--
2015 RS	--	--	--	--	8,199	113,556	--	--
2016 RS (Time-Based)	--	--	--	--	8,786	121,686	--	--
2016 RS (ROIC)	--	--	--	--	--	--	4,393	60,843
2016 RS (EPS Growth)	--	--	--	--	--	--	4,393	60,843

Ronald Franklin
2010 Option	10,000	--	2.47	06/22/17	--	--	--	--
2011 Option	58,650	--	4.86	01/11/21	--	--	--	--
2014 Option	29,000	29,000	12.26	02/20/24	--	--	--	--
2015 RS	--	--	--	--	7,266	100,634	--	--
2016 RS (Time-Based)	--	--	--	--	8,493	117,628	--	--
2016 RS (ROIC)	--	--	--	--	--	--	4,246	58,807
2016 RS (EPS Growth)	--	--	--	--	--	--	4,247	58,821
Peter Loggenberg
2015 RS	--	--	--	--	9,896	137,060	--	--
2016 RS (Time-Based)	--	--	--	--	10,250	141,963	--	--
2016 RS (ROIC)	--	--	--	--	--	--	5,125	70,981
2016 RS (EPS Growth)	--	--	--	--	--	--	5,125	70,981

(1) The 2010 option award was granted to Mr. Franklin on May 9, 2010, and vested as follows: 50% on June 22, 2010 and 2011, respectively.  The 2011 option awards were granted on January 12, 2011 and vested as follows: 25% on January 11, 2012; 2013; 2014 and 2015, respectively.  The 2013 option award was granted to Mr. Upfill-Brown on May 29, 2013 and vests as follows: 25% on May 28, 2014; 2015, 2016 and 2017, respectively.  The 2014 option awards were granted on February 21, 2014, and vest as follows: 25% on February 21, 2015; 2016; 2017 and 2018, respectively.
(2) The 2015 restricted stock awards were granted on February 10, 2015 and include the following awards: 29,479 shares to Mr. Upfill-Brown, 8,482 shares to Ms. Cook, 10,932 shares to Mr. Williamson, 9,688 shares to Mr. Franklin and 13,194 shares to Mr. Loggenberg and vest as follows: 25% on February 9, 2016; 2017; 2018 and 2019, respectively.  The 2016 time-based restricted stock awards were granted on March 1, 2016 and vest as follows: one third on February 28, 2017; 2018; and 2019, respectively.
(3) The market value of stock reported is calculated by multiplying the number of shares by the closing market price on December 30, 2016, the last day of trading on the NYSE for the 2016 fiscal year, which was $13.85 per share.
(4) The 2016 ROIC restricted stock awards and 2016 EPS Growth restricted stock awards were granted on March 1, 2016 and have a three-year performance period.  Payouts will range from 0% to 200% of the target award.  The number shown represents the payout assuming threshold performance.  For more information on these awards and the associated performance metrics, please see "—Executive Compensation Program Design—Long-Term Incentive," above.

2016 Option Exercises and Stock Vested

The following table presents information concerning NEO option awards that were exercised and stock awards that vested during the fiscal year ended December 31, 2016.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)[1]	Number of shares acquired on vesting (#)	Value realized on vesting ($)[2]
Simon Upfill-Brown	—	—	7,370	$70,752
Sami Ahmad	—	—	—	—
Connie Cook	5,000	$35,900	2,120	$20,352
Mark Williamson	20,000	$176,200	2,733	$26,237
Ronald Franklin	—	—	2,422	$23,251
Peter Loggenberg	—	—	3,298	$31,661

(1)
Amounts reflected in this column are based on the difference between the closing price of the Company's common stock on the date or dates of exercise and the exercise price of the option exercised on such date.

(2)	Amounts reflected in this column are based on the closing price of the Company's common stock on the date or dates of vesting for each NEO's restricted stock award.

No Pension Benefits for 2016

Although we do maintain qualified retirement plans for certain employees, none of our current NEOs participate in any plan that provides for specified retirement payments or benefits, such as tax-qualified defined benefit plans or supplemental executive retirement plans.

Potential Payments upon Termination or Change in Control

Mr. Loggenberg Employment Arrangements

The Company entered into an Employment Contract ("Employment Contract") and Severance Agreement and Covenant Not to Compete, Solicit and Disclose ("Severance Agreement") with Peter Loggenberg on October 1, 2014.  The Employment Contract may be terminated for or without "good cause."  Upon a dismissal or termination of employment other than for good cause, the Company will pay a cash severance to Mr. Loggenberg in an amount equal to one year of his then annual base salary (excluding bonuses, grants of stock and/or stock options, profit sharing, benefits, and perquisites).  The cash severance shall be payable in six (6) equal monthly installments.

As used in Mr. Loggenberg's Employment Contract, "good cause" means his commission of a crime involving moral turpitude, embezzling any funds or property of the Company or commission of any other dishonest act towards the Company, or the Company's determination that he was under the influence of alcohol or illegal drugs during working hours.

Restricted Stock and Option Awards

The following table shows how unvested restricted stock and option grants are treated upon a change in control and/or termination of employment.

Change in Control	Double trigger vesting.
Death and Disability	Pro rata vesting for restricted stock, options and performance shares.
Involuntary Termination Without Cause	Unvested restricted stock and stock options are forfeited and all performance awards expire and terminate.
Retirement	Pro rata vesting for restricted stock and options, as well as pro rata vesting for performance awards based on actual performance, subject to minimum 6 month service requirement after grant.

The table below discloses the amount of compensation and/or other benefits due to the NEOs in the event of a change in control or their termination of employment, assuming such change in control or termination of employment occurred on December 31, 2016.   These values are considered to be our best estimates of values potentially due to our NEOs but actual values could not be determined until an actual termination of employment or a change in control event were to occur.  Mr. Ahmad did not hold any outstanding equity awards in 2016; therefore, he is not included in the table.

Name	Change in Control	Termination Without Cause [1]	Termination Due to Death or Disability	Retirement
Simon Upfill-Brown
Restricted Stock Acceleration [2]	$1,191,197	$--	$215,224	$215,224
Option Acceleration [3]	$233,550	$--	$123,677	$123,677
TOTAL	$1,424,747	$--	$338,901	$338,901
Connie Cook
Restricted Stock Acceleration [2]	$309,354	$--	$57,247	$57,247
Option Acceleration [3]	$37,365	$--	$16,123	$16,123
TOTAL	$346,719	$--	$73,370	$73,370
Mark Williamson
Restricted Stock Acceleration [2]	$356,928	$--	$67,924	$67,924
Option Acceleration [3]	$51,675	$--	$22,298	$22,298
TOTAL	$408,603	$--	$90,222	$90,222
Ronald Franklin
Restricted Stock Acceleration [2]	$335,890	$--	$62,939	$62,939
Option Acceleration [3]	$46,110	$--	$19,897	$19,897
TOTAL	$382,000	$--	$82,836	$82,836
Peter Loggenberg
Cash Severance	$--	$350,000	$--	$--
Restricted Stock Acceleration [2]	$420,985	$--	$80,606	$80,606
TOTAL	$420,985	$350,000	$80,606	$80,606

(1)	Termination without cause includes a termination other than for "good cause" pursuant to Mr. Loggenberg's Employment Contract.
(2)
Amounts reported in this row were calculated by multiplying the number of restricted shares that would accelerate under the applicable scenario by $13.85, the closing price of the Company's common stock on December 31, 2016.

(3)
Amounts reported in this row were calculated by multiplying the number of options that would accelerate under the applicable scenario by the difference between $13.85 (the closing price of the Company's common stock on December 31, 2016) and the exercise price of the underlying option. Individual exercise prices are reflected above in the "2016 Outstanding Equity Awards at Fiscal Year-End" table.

PROPOSAL NO. 5

 TO APPROVE AND RATIFY THE FIRST AMENDMENT TO THE COMPANY'S STOCK AND INCENTIVE PLAN

Introduction

We originally established the Arabian American Development Company Stock and Incentive Plan on April 3, 2012 (the "Stock Incentive Plan"). On September 4, 2015, the Board approved the first amendment to the Stock Incentive Plan (the "Amendment"). This first Amendment modified the name of the plan to "Trecora Resources Stock and Incentive Plan" and extended the term of the plan from June 1, 2015 to June 1, 2018.

The extension of the term of an equity incentive plan is considered a material amendment to a plan for purposes of the NYSE's rules governing the type of amendments that must be approved by a listed company's stockholders. In addition, the amendment provision of the Stock Incentive Plan itself requires stockholder approval for any "material amendment" to the Stock Incentive Plan. The Amendment extended the term of the Stock Incentive Plan for a period of three years; therefore the Amendment must be approved by our stockholders. The purpose of this Proposal 5 is to request that our stockholders ratify the Amendment in order for the term of the Stock Incentive Plan to be extended to June 1, 2018.

The Amendment to the Stock Incentive Plan is attached hereto as Appendix A, and the Stock Incentive Plan, prior to giving effect to this proposed amendment, is attached hereto as Appendix B.

This Proposal 5 is focused solely on the ratification of the Amendment to the Stock Incentive Plan. We are also requesting that our stockholders ratify certain awards that have been granted pursuant to the Stock Incentive Plan following the Board's adoption of the Amendment, but the ratification of awards is described and requested solely within Proposal 6 below.

Reason for Proposed Amendment and the Request for Shareholder Approval

The use of stock-based awards under the Stock Incentive Plan has been a key component of our compensation program since its adoption in 2012. The awards granted under the Stock Incentive Plan assist us in attracting and retaining capable, talented individuals to serve in the capacity of employees, officer and non-employee members of the Board.

The Stock Incentive Plan originally stated that awards could not be granted pursuant to the plan following June 1, 2015. In order to continue to provide incentive awards to existing participants, and to assist us in attracting new service providers, the Board determined that the Stock Incentive Plan should be extended for an additional three years. The Board and our stockholders originally approved the reservation of 1,500,000 shares of common stock to be issued pursuant to incentive awards granted under the Stock Incentive Plan. When discussing the Amendment, the Board determined that if we continued to make similar awards at consistent levels, there was a sufficient number of remaining shares available for issuance for a period of approximately three additional years. The Board therefore determined that the term of the Stock Incentive Plan should be extended for the period of time that would mirror the expected common stock reservation pool.

If this proposal to ratify the Amendment is not approved by our shareholders, no additional incentive awards may be granted pursuant to the Stock Incentive Plan because the effective expiration date of the plan will revert back to the original June 1, 2015 date; provided, however, that any outstanding awards that were granted prior to the Board's adoption of the Amendment shall remain subject to the terms and conditions of the Stock Incentive Plan beyond any applicable expiration date. If we revert back to the original June 1, 2015 expiration date, we do not expect to be able to issue any meaningful equity-based compensation awards pursuant to the Stock Incentive Plan in the future, and we would need to reevaluate our compensation program in general.

Summary of the Stock Incentive Plan

The following summary provides a general description of the material features of the Stock Incentive Plan, and is qualified in its entirety by reference to the full text of the Stock Incentive Plan, prior to giving effect to the proposed amendment, attached hereto as Appendix A. The purpose of the Stock Incentive Plan is to provide incentives to our employees, officers and non-employee members of the Board to devote their abilities and energies to our success.

The Stock Incentive Plan provides for grants of (i) incentive stock options qualified as such under U.S. federal income tax laws ("Incentive Options"), (ii) stock options that do not qualify as incentive stock options ("Nonstatutory Options," and together with Incentive Options, "Options"), (iii) restricted stock awards ("Restricted Stock Awards"), (iv) Restricted Stock Units, (v) stock appreciation rights ("SARs"), (vi) performance units or shares ("Performance Awards"), (vii) Stock Value Equivalent Awards, or (viii) any combination of such awards
(collectively referred to as "Awards"). Individual terms applicable to the various Awards, such as vesting or transferability, may be established by the plan administrator at the time of grant.

Administration

The Compensation Committee is the plan administrator of the Stock Incentive Plan and has broad discretion to administer the plan. This discretion includes the authority to determine which eligible individuals shall receive an Award, the time or times when such Award shall be made, whether an Incentive Option, Nonstatutory Option or SAR shall be granted, the number of shares of Company common stock which may be issued under each Option, SAR, Restricted Stock Award and Restricted Stock Unit, and the value of each Performance Award and Stock Value
Equivalent Award. The Compensation Committee shall have the authority, in its discretion, to establish the terms and conditions applicable to any Award, subject to any specific limitations or provisions of the Stock Incentive Plan. In making such determinations the Compensation Committee may take into account the nature of the services rendered by the respective individuals, their responsibility level, their present and potential contribution to our success and such other factors as the Compensation Committee in its discretion shall deem relevant. All determinations by the Compensation Committee regarding the Stock Incentive Plan or an individual Award which were made within the committee's discretion and authority shall be conclusive.

The Compensation Committee may delegate some or all of its power to the Chief Executive Officer as the Compensation Committee deems appropriate. The Compensation Committee may not delegate its power with regard to (i) the grant of an Award to any person who is a "covered employee" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") or who is likely to be a covered employee at any time during the period an Award to such employee would be outstanding or (ii) selection for participation in the Stock Incentive Plan of an officer or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an Award to such officer or person. Any delegation of power to grant Awards by the Compensation Committee must be permitted by applicable law. For purposes of this Proposal, the term "Plan Administrator" will refer to the Compensation Committee, or the Chief Executive Officer, as applicable.

Eligibility

Our employees or employees of a parent or subsidiary corporation, as determined by the Plan Administrator in its sole discretion, are eligible to receive awards under the Stock Incentive Plan. As of December 31, 2016, this group would constitute approximately 310 individuals. The non-employee members of our Board are also eligible to participate in the plan following a determination by our Plan Administrator, in its sole discretion, that they should receive an Award pursuant to the Stock Incentive Plan. As of December 31, 2016, six individuals were non-employee members of the Board.

Award Limits

The aggregate number of shares of our common stock that may be issued under the Stock Incentive Plan may not exceed 1,500,000 shares. No more than 500,000 SARs or shares or share equivalents underlying Options and Performance Awards may be granted in the aggregate to any one plan participant during a calendar year. No participant may be granted Performance Awards not denominated in common stock in a calendar year to the extent the grant date value of such Performance Awards exceeds $5,000,000.

With respect to a grant of Incentive Options, a participant must be an employee of ours or an employee of a parent or subsidiary corporation of ours and, immediately before the time the Incentive Option is granted, the participant may not own stock possessing more than 10% of the total combined voting power or value of all classes of our stock or the stock of any of our subsidiaries (a "10% Participant") unless, at the time the Incentive Option is granted, the exercise price of the Incentive Option is at least 110% of the fair market value of our common stock underlying the Incentive Option.

Source of Shares

Stock issued under the Stock Incentive Plan may come from authorized but unissued common stock or common stock previously issued and reacquired by us. If there is a forfeiture or termination of an Award, the shares of common stock underlying such Awards will again be available for issuance under the plan. SARs will be counted in full against the number of shares available for issuance under the Stock Incentive Plan, regardless of the number of shares issued upon settlement of the SARs. As of March 31, 2017, the closing price of our common stock was $11.10.

Awards Under the Stock Incentive Plan

Options. Under the Stock Incentive Plan, the Plan Administrator may grant Options to eligible persons, including (i) Incentive Options which comply with Section 422 of the Code and (ii) Nonstatutory Options. The exercise price of each Option granted under the plan may vary; provided, however, that the exercise price for an Option must not be less than 100% of the fair market value per share of our common stock as of the date such Option is granted. An Option shall be exercisable in whole or in such installments and at such times as determined by the Plan Administrator; provided, however, that the term of each Option will be specified by the Plan Administrator at the date of grant and in no case will the term exceed 10 years from the date of grant (or 5 years in the case of a 10% participant who has received an Incentive Option). Except in the event of certain recapitalizations or reorganizations, the exercise price of an outstanding Option may not be decreased after the date of grant nor may an outstanding Option be surrendered to us as consideration for the grant of cash, a new Award or a new Option with a lower exercise price, unless approved by our stockholders.

Stock Appreciation Rights. A SAR is the right to receive an amount equal to the excess of the fair market value of one share of our common stock on the date of exercise over the grant price of the SAR. SARs may be awarded in connection with or separate from an Option. SARs awarded in connection with an Option will entitle the holder, upon exercise, to surrender the related Option or portion thereof relating to the number of shares for which the SAR is exercised. The surrendered Option or portion thereof will then cease to be exercisable. SARs granted independently of an Option will be exercisable as the Plan Administrator determines. The term of a SAR will be for a period determined by the Plan Administrator but in no case will the term exceed 10 years from the date of grant.

SARs may be paid in cash, common stock or a combination of cash and common stock, as the Plan Administrator determines in its sole discretion. Except in the event of certain recapitalizations or reorganizations, the exercise price of a SAR may not be decreased after the date of grant nor may an outstanding SAR be surrendered to us as consideration for the grant of cash, a new Award or a new SAR with a lower exercise price, unless approved by our stockholders.

Restricted Stock Awards. A Restricted Stock Award is a grant of shares of our common stock subject to a risk of forfeiture, restrictions on transferability and any other restrictions imposed by the Plan Administrator in its discretion during a restriction period; provided, however, that each Restricted Stock Award must either be subject to a restriction period not less than three (3) years from the date of grant or provide for the lapse of restrictions on shares applicable to such Award in equal annual installments over a period of at least three (3) years from the date of grant (the "Minimum Restriction Period"). The Minimum Restriction Period shall not apply with respect to Restricted Stock Awards and Restricted Stock Units related up to an aggregate of 100,000 shares, and the Committee may establish lesser restriction periods for such Awards within its discretion. Restricted Stock Awards may also be subject to performance-based vesting provisions that are consistent with the time-based restrictions noted above.

The holder of a Restricted Stock Award has the right to receive dividends during the applicable restriction period, to vote the common stock subject thereto and to enjoy all other stockholder rights. During the restricted period applicable to the Restricted Stock Award, the stock underlying the Restricted Stock Award may not be sold, transferred, pledged, exchanged, hypothecated or otherwise disposed by the participant. The Plan Administrator may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the termination of a holder's service (by retirement, disability, death or otherwise) prior to expiration of the restriction period as is set forth in the award agreement related to such Restricted Stock Award.

Restricted Stock Units. Restricted Stock Units are rights to receive shares of our common stock, cash or a combination of both at the end of a specified period. The Plan Administrator may subject Restricted Stock Units to restrictions (which may include a risk of forfeiture) to be specified in the applicable award agreement, and those restrictions may lapse at such times as determined by the Plan Administrator; provided, however, that each Restricted Stock Unit must be subject to the Minimum Restriction Period. The Minimum Restriction Period shall not apply with respect to Restricted Stock Awards and Restricted Stock Units related up to an aggregate of 100,000 shares, and the Committee may establish lesser restriction periods for such Awards within its discretion.

The Plan Administrator may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to the Restricted Stock Unit Award, including, but not limited to, rules pertaining to the termination of a holder's service (by retirement, disability, death or otherwise) prior to expiration of the applicable restriction period. Cash dividend equivalents may be converted into additional Restricted Stock Units or may be paid during, or may be accumulated and paid at the end of, the restriction period with respect to a Restricted Stock Unit, as determined by the Plan Administrator. The Plan Administrator may, in its sole discretion, provide for the deferral of a Restricted Stock Unit Award.

Performance Awards. Under the Stock Incentive Plan, Performance Awards may be designed as performance-based awards that may or may not also be designed to qualify as "performance-based compensation" as defined in Section 162(m) of the Code.

A Performance Award granted under the Stock Incentive Plan that is intended to qualify as qualified performance-based compensation under Section 162(m) of the Code shall be awarded contingent upon the achievement of one or more performance measures. The performance criteria for Performance Awards consist of objective tests based on the following: earnings, cash flow, cash value added performance, stockholder return and/or value, revenues, operating profits (including EBITDA), net profits, earnings per share, stock price, cost reduction goals, debt to capital ratio, financial return ratios, profit return and margins, market share, working capital and customer satisfaction. The Plan Administrator may select one or more criteria for measuring performance.

Performance criteria may be measured on corporate, subsidiary or business unit performance, or on a combination thereof. Furthermore, the performance criteria may be based on comparative performance with other companies or other external measures of the selected performance criteria. A Performance Award that is not intended to qualify as qualified performance-based compensation under Section 162(m) of the Code shall be based on achievement of such goals and be subject to such terms, conditions and restrictions as the Plan Administrator shall determine.

Stock Value Equivalent Awards. Stock Value Equivalent Awards are rights to receive an amount equal to the fair market value of shares of our common stock or rights to receive an amount equal to any appreciation or increase in the market value of our common stock over a specified period of time. Such Awards vest over such period of time as established by the Plan Administrator and requires no satisfaction of performance criteria or objectives. Each Stock Value Equivalent Award may have a maximum value established by the Plan Administrator at the time such Award is granted. The Plan Administrator shall establish the period over which each Stock Value Equivalent Award will vest. Cash dividend equivalents may be paid during, or may be accumulated and paid at the end of, the determined period with respect to a Stock Value Equivalent Award, as determined by the Plan Administrator.

Recapitalizations and Reorganizations

Recapitalization Adjustment

In the event of any recapitalization, reorganization, merger, consolidation, combination, exchange, stock dividend, stock split, extraordinary dividend or divestiture (including a spin-off) or any other change in our corporate structure or shares of our common stock occurring after the date of the grant of an Award, the Plan Administrator will make such adjustment or adjustments as to the number and price of shares of our common stock or other consideration subject to such Awards as the Plan Administrator deems appropriate in order to prevent dilution or enlargement of rights of Award holders.

If prior to the expiration of an Option, SARs or Restricted Stock Unit Award, we effect a subdivision or consolidation of shares of our common stock or the payment of a stock dividend on our common stock without receipt of consideration by us, the number of shares of common stock with respect to which such Award relates or may thereafter be exercised (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and, as applicable, the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and, as applicable, the purchase price per share shall be proportionately increased.

Corporate Reorganizations

Upon a Corporate Change (as defined below) and unless otherwise provided for in the applicable Award Agreement (i) any outstanding Options and SARs will become immediately vested and fully exercisable, (ii) any restrictions on Restricted Stock Awards or Restricted Stock Unit Awards will immediately lapse, (iii) all performance measures upon which an outstanding Performance Award is contingent will be deemed achieved and the holder will receive a pro-rated payment equal to the maximum amount of the Award he or she would have been entitled to receive and (iv) any outstanding cash Awards including, but not limited to, Stock Value Equivalent Awards will immediately vest and be paid based on the vested value of the Award. The Plan Administrator may provide in an applicable Award agreement that in connection with a Corporate Change the Plan Administrator has the discretion to require the holder to surrender to us some or all of his or her outstanding Awards in exchange for a cash payment.

The Stock Incentive Plan defines a "Corporate Change" to generally mean an event in which any one of the following shall have occurred: (i) any person is or becomes the beneficial owner, directly or indirectly, of securities of the company (not including in the securities beneficially owned by such person any securities acquired directly from the company or its affiliates) representing 25% or more of the combined voting power of the company's then outstanding securities; (ii) the following individuals cease for any reason to constitute a majority of the number of directors serving on the Board: individuals who constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the company) whose appointment or election by the Board or nomination for election by the company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the effective date of the Stock Incentive Plan or whose appointment, election or nomination for election was previously so approved or recommended; (iii) there is consummated a merger or consolidation of the company or any direct or indirect subsidiary of the company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the company outstanding immediately prior to such merger or consolidation continuing to represent at least 50% of the combined voting power of the securities of the company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the company representing 25% or more of the combined voting power of the company's then outstanding securities; or (iv) the stockholders of the company approve a plan of complete liquidation or dissolution of the company or an agreement is consummated for the sale, disposition, lease or exchange by the company of all or substantially all of the company's assets.

Amendment or Termination of the Plan

The Board in its discretion may terminate the Stock Incentive Plan or alter or amend the Stock Incentive Plan or any part thereof from time to time, except that no change in any Award may be made which would impair the rights of the holder of an Award without the consent of such holder. The Board may not, without approval of our stockholders, amend the Stock Incentive Plan to effect a "material revision" of the plan. A "material revision" is defined to include, but is not limited to (a) a material increase in the benefits accruing to a holder of an Award under the plan, (b) a material increase to the aggregate number of securities that may be issued under the plan, (c) a material modification to the eligibility requirements for participation in the plan and (d) changes to the types of awards available under the plan.

Tax Withholding

We are entitled to withhold the amount of any tax attributed to any award granted under the Stock Incentive Plan and to require any payments necessary to enable us to satisfy its withholding obligations. The Plan Administrator may permit the holder of an Award to elect to surrender, or authorize us to withhold, shares of our common stock in satisfaction of our withholding obligation.

United States Federal Income Tax Consequences

The following is a brief summary of certain United States federal income tax consequences of certain transactions contemplated under the Stock Incentive Plan based on federal income tax laws in effect on January 1, 2017. This summary applies to the Stock Incentive Plan as normally operated and is not intended to provide or supplement tax advice to eligible participants. The summary contains general statements based on current United States federal income tax statutes, regulations and currently available interpretations thereof. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences or the effect, if any, of gift, estate and inheritance taxes.

Tax Consequences to Grantees under the Stock Incentive Plan

Incentive Options; Nonstatutory Options; SARs. Participants will not realize taxable income upon the grant of a Nonstatutory Option or a SAR. Upon the exercise of a Nonstatutory Option or SAR, a participant will recognize ordinary compensation income (subject to withholding) in an amount equal to the excess of (i) the amount of cash and the fair market value of the common stock received, over (ii) the exercise price (if any) paid therefor. A participant will generally have a tax basis in any shares of common stock received pursuant to the exercise of a SAR, or pursuant to the cash exercise of a Nonstatutory Option, that equals the fair market value of such shares on the date of exercise. We will generally be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules.

Participants eligible to receive an Incentive Option will not recognize taxable income on the grant of an Incentive Option. Upon the exercise of an Incentive Option, a participant will not recognize taxable income, although the excess of the fair market value of the shares of common stock received upon exercise of the Incentive Option ("ISO Stock") over the exercise price will increase the alternative minimum taxable income of the participant, which may cause such participant to incur alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an Incentive Option would be allowed as a credit against the participant's regular tax liability in a later year to the extent the participant's regular tax liability is in excess of the alternative minimum tax for that year.

Upon the disposition of ISO Stock that has been held for the requisite holding period (generally, at least two years from the date of grant and one year from the date of exercise of the Incentive Option), a participant will generally recognize capital gain (or loss) equal to the excess (or shortfall) of the amount received in the disposition over the exercise price paid by the participant for the ISO Stock. However, if a participant disposes of ISO Stock that has not been held for the requisite holding period (a "Disqualifying Disposition"), the participant will recognize ordinary compensation income in the year of the Disqualifying Disposition in an amount equal to the amount by which the fair market value of the ISO Stock at the time of exercise of the Incentive Option (or, if less, the amount realized in the case of an arm's length disposition to an unrelated party) exceeds the exercise price paid by the participant for such ISO Stock. A participant would also recognize capital gain to the extent the amount realized in the Disqualifying Disposition exceeds the fair market value of the ISO Stock on the exercise date. If the exercise price paid for the ISO Stock exceeds the amount realized (in the case of an arm's-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.

Generally, we will not be entitled to a federal income tax deduction upon the grant or exercise of an Incentive Option, unless a participant makes a Disqualifying Disposition of the ISO Stock. If a participant makes a Disqualifying Disposition, we will then generally be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by a participant under the rules described in the preceding paragraph.

Under current rulings, if a participant transfers previously held shares of common stock (other than ISO Stock that has not been held for the requisite holding period) in satisfaction of part or all of the exercise price of a Nonstatutory Option or Incentive Option, no additional gain will be recognized on the transfer of such previously held shares in satisfaction of the Nonstatutory Option or Incentive Option exercise price (although a participant would still recognize ordinary compensation income upon exercise of an Nonstatutory Option in the manner described above). Moreover, that number of shares of common stock received upon exercise which equals the number of shares of previously held common stock surrendered therefor in satisfaction of the Nonstatutory Option or Incentive Option exercise price will have a tax basis that equals, and a capital gains holding period that includes, the tax basis and capital gains holding period of the previously held shares of common stock surrendered in satisfaction of the Nonstatutory Option or Incentive Option exercise price. Any additional shares of common stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the participant, plus the amount of compensation income recognized by the participant under the rules described above. If a reload option is issued in connection with a participant's transfer of previously held common stock in full or partial satisfaction of the exercise price of an Incentive Option or Nonstatutory Option, the tax consequences of the reload option will be as provided above for an Incentive Option or Nonstatutory Option, depending on whether the reload option itself is an Incentive Option or Nonstatutory Option.

The Stock Incentive Plan generally provides that the Awards may only be transferred according to the laws of descent and distribution; and the Stock Incentive Plan allows the Plan Administrator to permit the transfer of Awards only in limited circumstances, such as a qualified domestic relations order or to certain family members with the Plan Administrator's prior consent.

The Internal Revenue Service (the "IRS") has not provided formal guidance on the income tax consequences of a transfer of Nonstatutory Options (other than in the context of divorce) or SARs. However, the IRS has informally indicated that after a transfer of stock options (other than in the context of divorce pursuant to a domestic relations order), the transferor will recognize income, which will be subject to withholding, and Federal Insurance Contributions Act ("FICA")/Federal Unemployment Tax Act ("FUTA") taxes will be collectible at the time the transferee exercises the stock options. If Nonstatutory Options are transferred pursuant to a domestic relations order, the transferee will recognize ordinary income upon exercise by the transferee, which will be subject to withholding, and FICA/FUTA taxes (attributable to and reported with respect to the transferor) will be collectible from the transferee at such time.

In addition, if a participant transfers a vested Nonstatutory Option to another person and retains no interest in or power over it, the transfer is treated as a completed gift. The amount of the transferor's gift (or generation-skipping transfer, if the gift is to a grandchild or later generation) equals the value of the Nonstatutory Option at the time of the gift. The value of the Nonstatutory Option may be affected by several factors, including the difference between the exercise price and the fair market value of the stock, the potential for future appreciation or depreciation of the stock, the time period of the Nonstatutory Option and the illiquidity of the Nonstatutory Option. The transferor will be subject to a federal gift tax, which will be limited by (i) the annual exclusion of $14,000 per donee (for 2017, subject to adjustment in future years), (ii) the transferor's lifetime unified credit, or (iii) the marital or charitable deduction rules. The gifted Nonstatutory Option will not be included in the participant's gross estate for purposes of the federal estate tax or the generation-skipping transfer tax.

This favorable tax treatment for vested Nonstatutory Options has not been extended to unvested Nonstatutory Options. Whether such consequences apply to unvested Nonstatutory Options is uncertain, and the gift tax implications of such a transfer are a risk the transferor will bear upon such a disposition. The IRS has not specifically addressed the tax consequences of a transfer of SARs.

Restricted Stock Awards; Restricted Stock Units; Performance Awards; Cash Awards. A participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time the cash is otherwise made available for the participant to draw upon. A participant will not have taxable income at the time of a grant of a stock Award in the form of Restricted Stock Units, or Performance Awards denominated in common stock, but rather, will generally recognize ordinary compensation income at the time he receives cash or common stock in settlement of the Awards in an amount equal to the cash or the fair market value of the common stock received. In general, a participant will recognize ordinary compensation income as a result of the receipt of common stock pursuant to a Restricted Stock Award, or Performance Award in an amount equal to the fair market value of the common stock when such stock is received; provided that, if the stock is not transferable and is subject to a substantial risk of forfeiture when received, a participant will recognize ordinary compensation income in an amount equal to the fair market value of the common stock (i) when the common stock first becomes transferable or is no longer subject to a substantial risk of forfeiture, in cases where a participant does not make a valid election under Section 83(b) of the Code or (ii) when the common stock is received, in cases where a participant makes a valid election under Section 83(b) of the Code.

A participant will be subject to withholding for federal, and generally for state and local, income taxes at the time he recognizes income under the rules described above with respect to common stock or cash received. Dividends that are received by a participant prior to the time that the common stock is taxed to the participant under the rules described in the preceding paragraph are taxed as additional compensation, not as dividend income. The tax basis in the common stock received by a participant will equal the amount recognized by him as compensation income under the rules described in the preceding paragraph, and the participant's capital gains holding period in those shares will commence on the later of the date the shares are received or the restrictions lapse.

Subject to the discussion immediately below, we will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules.

Tax Consequences to our Company

In order for the amounts described above to be tax deductible, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses. Our ability (or the ability of one of our subsidiaries, as applicable) to obtain a deduction for future payments under the Stock Incentive Plan could also be limited by the golden parachute payment rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.

Finally, our ability (or the ability of one of our subsidiaries, as applicable) to obtain a deduction for amounts paid under the Stock Incentive Plan could be limited by Section 162(m) of the Code, which limits the deductibility, for federal income tax purposes, of compensation paid to certain executive officers of a publicly traded corporation to $1,000,000 with respect to any such officer during any taxable year of the corporation. However, an exception applies to this limitation in the case of certain performance-based compensation. In order to exempt performance-based compensation from the $1,000,000 deductibility limitation, the grant or vesting of the Award relating to the compensation must be based on the satisfaction of one or more performance goals as selected by the Plan Administrator. Performance-based Awards intended to comply with Section 162(m) of the Code may not be granted in a given period if such Awards relate to shares of common stock which exceed a specified limitation or, alternatively, the performance-based Awards may not result in compensation, for a participant, in a given period which exceeds a specified limitation.

New Plan Awards

The Awards, if any, that will be made to eligible participants under the Stock Incentive Plan are subject to the discretion of the Plan Administrator, and thus, we cannot currently determine the benefits or number of shares subject to Awards that may be granted in the future to our executive officers, employees or consultants under the Stock Incentive Plan, as proposed to be amended, and therefore no "New Plan Benefits" table is provided.

Options Previously Granted Pursuant to the Stock Incentive Plan

The following table includes all Options received by the individuals and groups noted below:
Individual or Group	Number of Options Granted Prior to March 31, 2017
Named Executive Officers
Simon Upfill Brown (President and Chief Executive Officer, Director)	210,000
Connie Cook (Vice President of Accounting & Compliance)	47,000
Mark Williamson (Vice President of Marketing, Petrochemical Company)	65,000
Ron Franklin (Vice President of manufacturing, Petrochemical Company)	58,000
All Current Executive Officers as a Group	380,000
All Current Members of the Board (Who Are Not Executive Officers) as a Group	250,000
All Employees (Excluding Executive Officers) as a Group	60,000

EQUITY COMPENSATION PLAN INFORMATION

 The following table provides information regarding our equity compensation plans as of December 31, 2016.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights[1]	Weighted —average exercise price of outstanding options, warrants, and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))[2]
	(a)	(b)		(c)
Equity compensation plans approved by security holders	685,000		$10.95	399,034
Equity compensation plans not approved by security holders	—	—	—
Total	685,000		$10.95	399,034
 (1)This amount reflects a prior option exercise by Mr. Upfill-Brown.
 (2)This amount takes into consideration the awards as described in Proposal 6.

 Vote Required
 The Company's corporate by-laws require the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote on this proposal at the annual meeting.
The Board recommends a vote "FOR" approval of the Amendment to the Stock Incentive Plan to extend the term of the Stock Incentive Plan from June 1, 2015 to June 1, 2018.

PROPOSAL NO. 6
 TO APPROVE AND RATIFY CERTAIN AWARDS GRANTED PURSUANT TO THE COMPANY'S STOCK AND INCENTIVE PLAN

Introduction
As described above in Proposal 5, the Board approved the Amendment on September 4, 2015.  Following the adoption of that Amendment, the Board approved the grant of certain restricted stock awards pursuant to the Stock Incentive Plan to employees and members of the Board pursuant to our regular practices of granting incentive awards to such eligible individuals.  If the Amendment had not been adopted to extend the term of the Stock Incentive Plan to allow for grants to occur following the original expiration date of June 1, 2015, the Stock Incentive Plan could not have been used to grant such awards.  However, due to the fact that the Board had adopted the Amendment, the Board believed that such awards were being granted properly pursuant to the Stock Incentive Plan and in the normal course of our incentive compensation program.
Reason for the Request for Shareholder Approval and Ratification
Following the Board approval of the Amendment and the grant of certain restricted stock awards pursuant to the Stock Incentive Plan following the adoption of such Amendment, we became aware that the Amendment is deemed to be a material amendment pursuant to the NYSE's rules governing the type of equity incentive plan amendments that must be submitted to our stockholders for approval. In addition to requesting that our stockholders approve the Amendment in Proposal 5 above, we are requesting that our stockholders also approve and ratify the restricted stock awards that were granted pursuant to the Stock Incentive Plan following the Board adoption of the Amendment (the "Existing Awards"). The recipients of the Existing Awards are listed below, along with the amount of Existing Awards granted to each individual.
If this Proposal 6 is not approved, the unvested portion of all Existing Awards will be forfeited, while the vested portion of the Existing Awards must be clawed back. The grant of equity-based compensation awards such as the Existing Awards is an important part of our compensation program. Our ability to incentivize and retain our executive officers and the members of our Board, as well as our ability to align the interests of our executive officers and the members of our Board with those of our stockholders, is directly tied to our ability to grant equity-based compensation awards to such individuals.  If the Existing Awards are forfeited, the holders of those Existing Awards will be unfairly inconvenienced in multiple ways.  They will lose a significant portion of their compensation packages for previous years in which they have already provided us with valuable services.  The forfeiture of the Existing Awards would also place the Existing Award holders in a difficult and inequitable personal tax position, as a portion of some Awards have already become vested and the Existing Award holder has been required to pay income taxes on the applicable portion of the Existing Award. We believe that if the Existing Awards are forfeited and clawed back, we would have an obligation to assist the Existing Award holders, financially and administratively, in correcting any tax returns or tax positions that have previously been reported to the IRS. As these Existing Award holders have also been valuable contributors to our company, we also believe that they should continue to be compensated in the form of equity-based compensation awards, therefore we could be required to provide for larger than normal grant of awards in future years to make the impacted individuals whole.  Such awards could require us to use a large portion of the common stock currently reserved for issuance pursuant to our Stock Incentive Plan.
We have discussed the Amendment and the Existing Awards with the staff at the NYSE and with outside counsel, and following these discussions we determined that the approval and ratification of the Existing Awards by our stockholders is the most equitable solution for the Award holders and for our stockholders.
The Awards
The Existing Awards that are the subject of this Proposal 6 were each Restricted Stock Awards as described above in Proposal 5.  The chart below shows the recipients of the Existing Awards, the number of Existing Awards granted, the portion of Existing Awards that have vested as of March 31, 2017, and have been issued, the portion of awards that have vested but have not been issued as of March 31, 2017, and the portion of awards that remain unvested as of March 31, 2017. The Existing Awards granted to non-employee directors were designed to vest in three to five equal annual installments on each anniversary of the grant date.  The Existing Awards granted to executive officers were evenly split between time-based vesting awards (with vesting to occur in three equal installments on each anniversary of the grant date) and performance-based vesting awards (with vesting evenly split between ROIC goals and EPS Growth goals over a three year performance period). Additional details regarding the performance criteria applicable to the performance-based Existing Awards can be found within the Compensation Discussion and Analysis above and incorporated herein by reference.
Name of Existing Award Holder and Title/Position	Grant Date	Number of Existing Awards Granted	Number of Existing Awards Remaining Unvested	Number of Existing Awards Vested and Issued to the Existing Award Holder	Number of Existing Awards Vested and Not Issued to the Existing Award Holder[2]
Al McKee[1] (Director)	1/29/2016	35,333	21,201	7,066	7,066
Simon Upfill-Brown (President and Chief Executive Officer, Director)	3/1/2016	63,898	53,248	--	10,650
Connie Cook (Vice President of Accounting and Compliance)	3/1/2016	15,974	13,312	--	2,662
Mark Williamson (Vice President of Marketing, Petrochemical Company)	3/1/2016	17,572	14,643	--	2,929
Ron Franklin (Vice President of Manufacturing)	3/1/2016	16,986	14,155	--	2,831
Peter Loggenberg (President of Specialty Wax Company)	3/1/2016	20,501	17,084	--	3,417

Dick Townsend (Director)	5/17/2016	28,090	28,090	--	--
Joe Palm (Director)	11/17/2016	25,105	25,105	--	--
Pam Butcher (Director)	11/17/2016	21,967	21,967	--	--
_______________
(1) Mr. McKee retired effective February 10, 2017. He has 7,066 shares which vested on January 28, 2017, which will be issued upon stockholder approval of Proposals 5 and 6.  All other shares have been forfeited.
(2) Issuance pending approval of Proposals 5 and 6

The Stock Incentive Plan

A description of the Stock Incentive Plan and the Existing Awards can be found in Proposal 5 above, which is incorporated herein by reference.

Vote Required
The Company's corporate by-laws require the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote on this proposal at the annual meeting.
The Board recommends a vote "FOR" the approval and ratification of certain awards granted pursuant to the Stock Incentive Plan.

PROPOSAL NO. 7
ADOPTION OF RESOLUTIONS THAT HAVE BEEN ADOPTED BY THE BOARD OF DIRECTORS TO RATIFY EACH POSSIBLE "DEFECTIVE CORPORATE ACT" (AS DEFINED IN SECTION 204 OF THE DELAWARE GENERAL CORPORATION LAW)

Introduction
As described above in Proposals 5 and 6, the Board approved the Amendment on September 4, 2015, and the Existing Awards on the grant dates described above. Our Board desires to remove any uncertainty regarding the validity of the Amendment and the grants of the Existing Awards. Accordingly, our Board has determined that it would be appropriate to ratify the Amendment and the grants of the Existing Awards retroactive to the effective dates thereof pursuant to Section 204 of the General Corporation Law of the State of Delaware (the "DGCL"), in order to avoid any uncertainty related to the effectiveness of the Amendment or the validity of the grants. Under Section 204, a statutory process exists by which a Delaware corporation can ratify defective corporate acts. A defective corporate act is any act or transaction that would have been within the power of the corporation at the time taken, but which is void or voidable due to a failure of authorization. No defective corporate act will be deemed void or voidable solely as a result of failure of authorization if ratified in accordance with Section 204.

Our Board has adopted certain resolutions (the "Ratification Resolutions") identifying the possible defective corporate acts under Section 204 related to the Amendment and the Existing Awards. The Ratification Resolutions are attached hereto as Appendix C.
The Amendment May Constitute a Defective Corporate Act
As previously disclosed, the extension of the term of an equity incentive plan is considered a material amendment to a plan for purposes of the NYSE's rules governing the type of amendments that must be approved by a listed company's stockholders. In addition, the amendment provision of the Stock Incentive Plan itself requires stockholder approval for any "material amendment" to the Stock Incentive Plan.  The Amendment extended the term of the Stock Incentive Plan for a period of three years; therefore the Amendment must be approved by our stockholders. Failure to solicit and receive the required stockholder approval could be considered a "failure of authorization," under Section 204, and it could be argued that the Company would not have been authorized to execute the Amendment. If it is concluded that the Company was not so authorized, the Amendment could be considered void or voidable under the DGCL.
The Grants of the Existing Awards May Constitute Defective Corporate Acts
As previously disclosed, the Company granted the Existing Awards after the Board approved the Amendment but after the original expiration date of the Stock Incentive Plan. As a result, the Existing Awards were issued under an expired plan. It could be argued that the Board was not properly authorized to issue the Existing Awards, leading to a "failure of authorization," and the grants of the Existing Awards could be considered void or voidable under the DGCL.
The Board Approved the Ratification of the Amendment and the Existing Awards
Section 204 of the DGCL, which is a statutory provision that became effective on April 1, 2014, provides that defects in stock issuances and other corporate acts render such stock and acts voidable and not void. Prior to the adoption of Section 204 of the DGCL, it was unclear whether under Delaware law defects in stock issuances or other corporate acts would render the stock or such other corporate acts void, and thus incapable of being validated or ratified, or merely voidable, and thus susceptible to cure by ratification. Section 204 allows the board of directors of a company, by following specified procedures, to validate a defective corporate act retroactive to the date the defective corporate act was originally taken.
On April 11, 2017, our Board determined that it would be appropriate to ratify the Amendment and the grants of the Existing Awards pursuant to DGCL Section 204 in order to avoid any uncertainty related to the effectiveness of the Amendment or the validity of the Existing Awards.
Our Board adopted the Ratification Resolutions identifying the Amendment and the grants of the Existing Awards as possible "defective corporate acts" under Section 204 of the DGCL, identifying the time of the possible "defective corporate acts," setting forth the nature of the possible "failures of authorization," and approving the ratification of the Amendment and the grants of the Existing Awards.
Our Board further declared the ratification advisable and in the best interest of the Company, and recommended that the stockholders of the Company adopt the Ratification Resolutions.

Our Board further directed that notice of the meeting be provided to all stockholders of the Company as of the Record Date. Our Board directed that the notice of meeting (i) contain a copy of the Ratification Resolutions, and (ii) contain a statement that any claim that the possible defective corporate act ratified pursuant to the Ratification Resolutions is void or voidable due to the identified failures of authorizations, or that the Delaware Court of Chancery should declare in its discretion that the ratification set forth in the Ratification Resolutions pursuant to Section 204 of the DGCL not be effective or be effective only on certain conditions, must be brought within 120 days from the validation effective time.
Reasons for the Request for Stockholder Approval of the Resolutions
Our Board determined that it would be appropriate to ratify the Amendment and the Existing Awards pursuant to DGCL Section 204 in order to avoid any uncertainty related to the effectiveness of the Amendment and the validity of the Existing Awards.
Effect of Ratification; Retroactive Validation of Amendment and the Existing Awards

At the validation effective time, the Amendment and the Existing Awards will no longer be deemed void or voidable as a result of the failures of authorization described above, and the effect of the ratification will be retroactive to (1) September 4, 2015, which was the date of effectiveness, in the case of the Amendment and (2) the respective date of grant, in the case of each of the Existing Awards.

Time Limitations on Legal Challenges to the Ratification of the Amendment and the Existing Awards

Under the DGCL, any claim that the possible defective corporate act ratified pursuant to the Ratification Resolutions is void or voidable due to the identified failures of authorizations, or that the Delaware Court of Chancery should declare in its discretion that the ratification set forth in the Ratification Resolutions pursuant to Section 204 of the DGCL not be effective or be effective only on certain conditions, must be brought within 120 days from the validation effective time.

Vote Required
The Company's corporate by-laws require the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote on this proposal at the annual meeting.
The Board recommends a vote "FOR" the adoption of the Ratification Resolutions to ratify each possible "defective corporate act" (as defined in Section 204 of the DGCL).

OTHER BUSINESS

As of the date of this proxy statement's printing, we do not intend to submit any matters to the meeting other than those set forth herein, and we know of no additional matters that will be presented by others. However, if any other business should come before the meeting; the persons named in the enclosed proxy card have discretionary authority to vote your shares with respect to such matters in accordance with their best judgment.

By order of the Board of Directors
Connie Cook
Secretary

APPENDIX A

FIRST AMENDMENT TO ARABIAN AMERICAN
DEVELOPMENT COMPANY STOCK AND INCENTIVE PLAN

WHEREAS, on the 4th day of September, 2015, the Board of Directors of Trecora Resources f/k/a Arabian American Development Company, a Delaware corporation (the "Company"), adopted this First Amendment to Arabian American Development Company Stock and Incentive Plan.

Now, therefore, the Board of Directors hereby agrees that the Arabian American Development Company Stock and Incentive Plan is amended as follows:

1.

The title "Arabian American Development Company Stock and Incentive Plan" is deleted in its entirety and replaced with "Trecora Resources Stock and Incentive Plan".

2.

The name "Arabian American Development Company" is replaced with "Trecora Resources" throughout the document.

3.

Section 3.0 entitled "EFFECTIVE DATE AND DURATION OF THE PLAN" is deleted in its entirety and replaced with the following:

"The Plan was adopted by the Board on April 3, 2012, subject to approval by the Company's stockholders.  Subject to the provisions of Section 14.0, the Plan shall remain in effect until all Options and Stock Appreciation Rights granted under the Plan have been exercised or expired by reason of lapse of time, all restrictions imposed upon Restricted Stock Awards and Restricted Stock Unit Awards have lapsed and all Performance Awards and Stock Value Equivalent Awards have been satisfied; provided, however, that, notwithstanding any other provision of the Plan, Awards shall not be granted under the Plan after June 1, 2018."

4.

Except as expressly amended herein, the Trecora Resources Stock and Incentive Plan is hereby expressly ratified and confirmed as originally written.  All terms used herein shall have the same meanings as set out in the Trecora Resources Stock and Incentive Plan, unless expressly otherwise indicated herein.

APPENDIX B

ARABIAN AMERICAN DEVELOPMENT COMPANY
 STOCK AND INCENTIVE PLAN

 1.0
PURPOSE

The purpose of the Arabian American Development Company Stock and Incentive Plan (the "Plan") is to provide a means whereby Arabian American Development Company, a Delaware corporation (the "Company"), and its Subsidiaries may attract, motivate and retain highly competent employees and to provide a means whereby selected employees can acquire and maintain stock ownership and receive cash awards, thereby strengthening their concern for the long-term welfare of the Company, The Plan is also intended to provide employees with additional incentive and reward opportunities designed to enhance the profitable growth of the Company over the long term. A further purpose of the Plan is to allow awards under the Plan to Non-employee Directors in order to enhance the Company's ability to attract and retain highly qualified Directors. Accordingly, the Plan provides for granting Incentive Stock Options, Options which do not constitute Incentive Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Unit Awards, Performance Awards, Stock Value Equivalent Awards, or any combination of the foregoing, as is best suited to the circumstances of the particular employee or Non-employee Director as provided herein.

 2.0
DEFINITIONS

 The following definitions shall be applicable throughout the Plan unless specifically modified by any paragraph:

2.1	"Award" means, individually or collectively, any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Stock Value Equivalent Award.

2.2	"Award Document" means the relevant award agreement or other document containing the terms and conditions of an Award.

2.3	"Beneficial Owners" shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

2.4	"Board" means the Board of Directors of Arabian American Development Company.

2.5
"Change of Control Value" means, for the purposes of Paragraph 13.6 of Section 13.0, the amount determined in Clause (i), (ii) or (iii), whichever is applicable, as follows: (i) the per share price offered to stockholders of the Company in any merger, consolidation, sale of assets or dissolution transaction, (ii) the per share price offered to stockholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place or (iii) if a Corporate Change occurs other than as described in Clause (i) or Clause (ii), the fair market value per share determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of an Award.  If the consideration offered to stockholders of the Company in any transaction described in this Paragraph 2.5 consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

2.6
"Code" means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

2.7	"Committee" means the Compensation Committee of the Board of Directors of the Company.

2.8	"Common Stock" means the Common Stock, par value $0.10 per share, of the Company.

2.9	"Company" means Arabian American Development Company, a Delaware corporation.

2.10	"Corporate Change" shall conclusively be deemed to have occurred on a Corporate Change Effective Date if an event set forth in any one of the following paragraphs shall have occurred:

2.10.1
any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 25% or more of the combined voting power of the Company's then outstanding securities; or

2.10.2
the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of Directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

2.10.3
there is consummated a merger or consolidation of the Company or any direct or indirect Subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or any of its affiliates other than in connection with the acquisition by the Company or any of its affiliates of a business) representing 25% or more of the combined voting power of the Company's then outstanding securities; or

2.10.4
the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale, disposition, lease or exchange by the Company of all or substantially all of the Company's assets, other than a sale, disposition, lease or exchange by the Company of all or substantially all of the Company's assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

 Notwithstanding the foregoing, a "Corporate Change" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Common Stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

2.11	"Corporate Change Effective Date" shall mean:

2.11.1
the first date that the direct or indirect ownership of 25% or more combined voting power of the Company's outstanding securities results in a Corporate Change as described in Paragraph 2.10.1 of such definition above; or

2.11.2	the date of the election of Directors that results in a Corporate Change as described in Paragraph 2.10.2 of such definition; or

2.11.3	the date of the merger or consideration that results in a Corporate Change as described in Paragraph 2.10.3 of such definition; or

2.11.4	the date of stockholder approval that results in a Corporate Change as described in Paragraph 2.10.4 of such definition.

2.12	"Exchange Act" means the Securities Exchange Act of 1934, as amended.

2.13
"Fair Market Value" means, as of any specified date, the closing price of the Common Stock on the New York Stock Exchange (or, if the Common Stock is not then listed on such exchange, such other national securities exchange on which the Common Stock is then listed) on that date, or if no prices are reported on that date, on the last preceding date on which such prices of the Common Stock are so reported or, in the sole discretion of the Committee for purposes of determining the Fair Market Value of the Common Stock at the time of exercise of an Option or a Stock Appreciation Right, such Fair Market Value shall be the prevailing price of the Common Stock as of the time of exercise. If the Common Stock is not then listed or quoted on any national securities exchange but is traded over the counter at the time a determination of its Fair Market Value is required to be made hereunder, its Fair Market Value shall be deemed to be equal to the average between the reported high and low sales prices of Common Stock on the most recent date on which Common Stock was publicly traded. If the Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its Fair Market Value shall be made by the Committee in such manner as it deems appropriate.

2.14	"Holder" means an employee or Non-employee Director of the Company who has been granted an Award.

2.15	"Immediate Family" means, with respect to a particular Holder, the Holder's spouse, parent, brother, sister, children and grandchildren (including adopted and step children and grandchildren).

2.16          "Incentive Stock Option" means an Option within the meaning of Section 422 of the Code.

2.17	"Minimum Criteria" means a Restriction Period that is not less than three (3) years from the date of grant of a Restricted Stock Award or Restricted Stock Unit Award.

2.18	"Non-employee Director" means a member of the Board who is not an employee or former employee of the Company or its Subsidiaries.

2.19
"Option" means an Award granted under Section 7.0 of the Plan and includes both Incentive Stock Options to purchase Common Stock and Options which do not constitute Incentive Stock Options to purchase Common Stock.

2.20	"Option Agreement" means a written agreement between the Company and a Holder with respect to an Option.

2.21         "Optionee" means a Holder who has been granted an Option.

2.22          "Parent Corporation" shall have the meaning set forth in Section 424(e) of the Code.

2.23          "Performance Award" means an Award granted under Section 11.0 of the Plan.

2.24
"Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as theft ownership of stock of the Company.

2.25	"Plan" means the Arabian American Development Company Stock and Incentive Plan, as amended and restated.

2.26         "Restricted Stock Award" means an Award granted under Section 9.0 of the Plan.

2.27	"Restricted Stock Award Agreement" means a written agreement between the Company and a Holder with respect to a Restricted Stock Award.

2.28
"Restricted Stock Unit" means a unit evidencing the right to receive one share of Common Stock or an equivalent value equal to the Fair Market Value of a share of Common Stock (as determined by the Committee) that is restricted or subject to forfeiture provisions.

2.29         "Restricted Stock Unit Award" means as Award granted under Section 10.0 of the Plan.

2.30	"Restricted Stock Unit Award Agreement" means a written agreement between the Company and a Holder with respect to a Restricted Stock Unit Award.

2.31
"Restriction Period" means a period of time beginning as of the date upon which a Restricted Stock Award or Restricted Stock Unit Award is made pursuant to the Plan and ending as of the date upon which the Common Stock subject to such Award is issued (if not previously issued), no longer restricted or subject to forfeiture provisions.

2.32
"Spread" means, in the case of a Stock Appreciation Right, an amount equal to the excess, if any, of the Fair Market Value of a share of Common Stock on the date such right is exercised over the exercise price of such Stock Appreciation Right.

2.33         "Stock Appreciation Right" means an Award granted under Section 8.0 of the Plan.

2.34	"Stock Appreciation Rights Agreement" means a written agreement between the Company and a Holder with respect to an Award of Stock Appreciation Rights.

2.35          "Stock Value Equivalent Award" means an Award granted under Section 12.0 of the Plan.

2.36
"Subsidiary" means a company (whether a corporation, partnership, joint venture or other form of entity) in which the Company or a corporation in which the Company owns a majority of the shares of capital stock, directly or indirectly, owns a greater than 20% equity interest, except that with respect to the issuance of Incentive Stock Options the term "Subsidiary" shall have the same meaning as the term "subsidiary corporation" as defined in Section 424(f) of the Code.

2.37         "Successor Holder" shall have the meaning given such term in Paragraph 15.6 of Section 15.0.

 3.0
EFFECTIVE DATE AND DURATION OF THE PLAN

 The Plan was adopted by the Board on April 3, 2012, subject to approval by the Company's stockholders.  Subject to the provisions of Section 8.0, the Plan shall remain in effect until all Options and Stock Appreciation Rights granted under the Plan have been exercised or expired by reason of lapse of time, all restrictions imposed upon Restricted Stock Awards and Restricted Stock Unit Awards have lapsed and all Performance Awards and Stock Value Equivalent Awards have been satisfied; provided, however, that, notwithstanding any other provision of the Plan, Awards shall not be granted under the Plan after June 1, 2015.

 4.0
ADMINISTRATION

4.1	Composition of Committee. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company.

4.2
Powers.  The Committee shall have authority, in its discretion, to determine which eligible individuals shall receive an Award, the time or times when such Award shall be made, whether an Incentive Stock Option, nonqualified Option or Stock Appreciation Right shall be granted, the number of shares of Common Stock which may be issued under each Option, Stock Appreciation Right, Restricted Stock Award and Restricted Stock Unit Award, and the value of each Performance Award and Stock Value Equivalent Award. The Committee shall have the authority, in its discretion, to establish the terms and conditions applicable to any Award, subject to any specific limitations or provisions of the Plan. In making such determinations the Committee may take into account the nature of the services rendered by the respective individuals, their responsibility level, their present and potential contribution to the Company's success and such other factors as the Committee in its discretion shall deem relevant.

4.3
Additional Powers.  The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, the Committee is authorized to construe the Plan and the respective Award Documents executed thereunder to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the Plan, and to determine the terms, restrictions and provisions of each Award, including such terms, restrictions and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in any Award Document relating to an Award in the manner and to the extent the Committee shall deem expedient to carry the Award into effect, The determinations of the Committee on the matters referred to in this Article 4.0 shall be conclusive.

4.4
Delegation of Authority.  The Committee may delegate some or all of its power to the Chief Executive Officer of the Company as the Committee deems appropriate; provided, however that (i) the Committee may not delegate its power with regard to the grant of an Award to any person who is a "covered employee" within the meaning of Section 162(m) of the Code or who, in the Committee's judgment, is likely to be a covered employee at any time during the period an Award to such employee would be outstanding; (ii) the Committee may not delegate its power with regard to the selection for participation in the Plan of an officer or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an Award to such an officer or other person and (iii) any delegation of the power to grant Awards shall be permitted by applicable law.

4.5
Engagement of an Agent. The Company may, in its discretion, engage an agent to (i) maintain records of Awards and Holders' holdings under the Plan, (ii) execute sales transactions in shares of Common Stock at the direction of Holders, (iii) deliver sales proceeds as directed by Holders, and (iv) hold shares of Common Stock owned without restriction by Holders, including shares of Common Stock previously obtained through the Plan that are transferred to the agent by Holders at their discretion.

Except to the extent otherwise agreed by the Company and the agent, when an individual loses his or her status as an employee or Non-employee Director of the Company, the agent shall have no obligation to provide any further services to such person and the shares of Common Stock previously held by the agent under the Plan may be distributed to the person or his or her legal representative.

 5.0
GRANT OF OPTIONS, STOCK APPRECIATION RIGHTS, RESTRICTED STOCK AWARDS, RESTRICTED STOCK UNIT AWARDS, PERFORMANCE AWARDS AND STOCK VALUE EQUIVALENT AWARDS; SHARES SUBJECT TO THE PLAN

5.1
Award Limits.  The Committee may from time to time grant Awards to one or more individuals determined by it to be eligible for participation in the Plan in accordance with the provisions of Section 6.0. The aggregate number of shares of Common Stock that maybe issued under the Plan shall not exceed 1,500,000 shares. Notwithstanding anything contained herein to the contrary, the number of Option shares or Stock Appreciation Rights, singly or in combination, together with shares or share equivalents under Performance Awards granted to any Holder in any one calendar year, shall not in the aggregate exceed 500,000. The cash value determined as of the date of grant of any Performance Award not denominated in Common Stock granted to any Holder in any one calendar year shall not exceed $5,000,000. Any shares which remain unissued and which are not subject to outstanding Options or Awards at the termination of the Plan shall cease to be subject to the Plan, but, until termination of the Plan, the Company shall at all times reserve a sufficient number of shares to meet the requirements of the Plan. Shares shall be deemed to have been issued under the Plan only to the extent actually issued and delivered pursuant to an Award. If Awards are forfeited or are terminated for any other reason before being exercised or settled, then the shares underlying such Awards shall again become available for Awards under the Plan. Stock Appreciation Rights shall be counted in full against the number of shares available for issuance under the Plan, regardless of the number of shares issued upon settlement of the Stock Appreciation Rights. The aggregate number of shares which may be issued under the Plan shall be subject to adjustment in the same manner as provided in Section 13.0 with respect to shares of Common Stock subject to Options then outstanding. The 500,000-share limit on Stock Options and Stock Appreciation Rights Awards, singly or in combination, together with shares or share equivalents under Performance Awards granted to any Holder in any calendar year shall be subject to adjustment in the same manner as provided Section 13.0. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Option which does not constitute an Incentive Stock Option.

5.2	Stock Offered. The stock to be offered pursuant to the grant of an Award may be authorized but also unissued Common Stock or Common Stock previously issued and reacquired by the Company.

6.0
ELIGIBILITY

 Only employees of the Company or any Parent Corporation or Subsidiary of the Company and Non-employee Directors shall be eligible for Awards under the Plan as determined by the Committee in its sole discretion. Each Award shall be evidenced in such manner and form as may be prescribed by the Committee.

 7.0
STOCK OPTIONS

7.1
Stock Option Agreement.  Each Option shall be evidenced by an Option Agreement between the Company and the Optionee which shall contain such terms and conditions as may be approved by the Committee. The terms and conditions of the respective Option Agreements need not be identical. Specifically, an Option Agreement may provide for the payment of the option price, in whole or in part, by the delivery of a number of shares of Common Stock (plus cash if necessary) having a Fair Market Value equal to such option price.

7.2	Option Period. The term of each Option shall be as specified by the Committee at the date of grant; provided that, in no case, shall the term of an Option exceed ten (10) years.

7.3	Limitations on Exercise of Option. An Option shall be exercisable in whole or in such installments and at such times as determined by the Committee.

7.4
Option Price.  The purchase price of Common Stock issued under each Option shall be determined by the Committee, but such purchase price shall not be less than the Fair Market Value of Common Stock subject to the Option on the date the Option is granted.

7.5
Options and Rights in Substitution for Stock Options Granted by Other Corporations.  Options and Stock Appreciation Rights may be granted under the Plan from time to time in substitution for stock options held by employees of corporations who become, or who became prior to the effective date of the Plan, employees of the Company or of any Subsidiary as a result of a merger or consolidation of the employing corporation with the Company or such Subsidiary, or the acquisition by the Company or a Subsidiary of all or a portion of the assets of the employing corporation, or the acquisition by the Company or a Subsidiary of stock of the employing corporation with the result that such employing corporation becomes a Subsidiary.

7.6
Repricing Prohibited.  Except for adjustments pursuant to Section 13.0, the purchase price of Common Stock for any outstanding Option granted under the Plan may not be decreased after the date of grant nor may an outstanding Option granted under the Plan be surrendered to the Company as consideration for the grant of a new Option with a lower purchase price, cash or a new Award unless there is approval by the Company stockholders. Any other action that is deemed to be a repricing under any applicable rule of the New York Stock Exchange shall be prohibited unless there is approval by the Company stockholders.

 8.0
STOCK APPRECIATION RIGHTS

8.1
Stock Appreciation Rights.  A Stock Appreciation Right is the right to receive an amount equal to the Spread with respect to a share of Common Stock upon the exercise of such Stock Appreciation Right.  Stock Appreciation Rights may be granted in connection with the grant of an Option, in which case the Option Agreement will provide that exercise of Stock Appreciation Rights will result in the surrender of the right to purchase the shares under the Option as to which the Stock Appreciation Rights were exercised. Alternatively, Stock Appreciation Rights may be granted independently of Options in which case each Award of Stock Appreciation Rights shall be evidenced by a Stock Appreciation Rights Agreement between the Company and the Holder which shall contain such terms and conditions as may be approved by the Committee. The terms and conditions of the respective Stock Appreciation Rights Agreements need not be identical. The Spread with respect to a Stock Appreciation Right may be payable either in cash, shares of Common Stock with a Fair Market Value equal to the Spread or in a combination of cash and shares of Common Stock as determined by the Committee in its sole discretion.

8.2
Exercise Price.  The exercise price of each Stock Appreciation Right shall be determined by the Committee, but such exercise price shall not be less than the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right is granted.

8.3
Exercise Period.  The term of each Stock Appreciation Right shall be as specified by the Committee at the date of grant; provided that, in no case, shall the term of a Stock Appreciation Right exceed ten (10) years.

8.4	Limitations on Exercise of Stock Appreciation Right. A Stock Appreciation Right shall be exercisable in whole or in such installments and at such times as determined by the Committee.

8.5
Repricing Prohibited.  Except for adjustments pursuant to Section 13.0, the exercise price of a Stock Appreciation Right may not be decreased after the date of grant nor may an outstanding Stock Appreciation Right granted under the Plan be surrendered to the Company as consideration for the grant of a new Stock Appreciation Right with a lower exercise price, cash or a new Award unless there is approval by the Company stockholders. Any other action that is deemed to be a repricing under any applicable rule of the New York Stock Exchange shall be prohibited unless there is approval by the Company stockholders.

9.0
RESTRICTED STOCK AWARDS

9.1
Restricted Period To Be Established by the Committee.  The Committee shall establish the Restriction Period applicable to Restricted Stock Awards; provided, however, that, except as set forth below and as permitted by Paragraph 9.2 of this Section 9.0, such Restriction Period shall not be less than the Minimum Criteria.  An Award which provides for the lapse of restrictions on shares applicable to such Award in equal annual installments over a period of at least three (3) years from the date of grant shall be deemed to meet the Minimum Criteria.  The foregoing notwithstanding, with respect to Restricted Stock Awards and Restricted Stock Unit Awards of up to an aggregate of 100,000 shares (subject to adjustment as set forth in Section 13.0), the Minimum Criteria shall not apply and the Committee may establish such lesser Restriction Periods applicable to such Awards as it shall determine in its discretion.  Subject to the foregoing, each Restricted Stock Award may have a different Restriction Period, in the discretion of the Committee.  The Restriction Period applicable to a particular Restricted Stock Award shall not be changed except as permitted by Paragraph 9.2 of this Section or by Section 13.0.

9.2
Other Terms and Conditions.  Common Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Holder of such Restricted Stock Award or, at the option of the Company, in the name of a nominee of the Company.  The Holder shall have the right to receive dividends during the Restriction Period, to vote the Common Stock subject thereto and to enjoy all other stockholder rights, except that (i) the Holder shall not be entitled to possession of the stock certificate until the Restriction Period shall have expired, (ii) the Company shall retain custody of the stock during the Restriction Period, (iii) the Holder may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the stock during the Restriction Period, and (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Award shall cause a forfeiture of the Restricted Stock Award.  The Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the termination of a Holder's service (by retirement, disability, death or otherwise) prior to expiration of the Restriction Period as shall be set forth in a Restricted Stock Award Agreement.

9.3
Payment for Restricted Stock.  A Holder shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law and except that the Committee may, in its discretion, charge the Holder an amount in cash not in excess of the par value of the shares of Common Stock issued under the Plan to the Holder.

9.4
Miscellaneous.  Nothing in this Article shall prohibit the exchange of shares issued under the Plan (whether or not then subject to a Restricted Stock Award) pursuant to a plan of reorganization for stock or securities in the Company or another corporation a party to the reorganization, but the stock or securities so received for shares then subject to the restrictions of a Restricted Stock Award shall become subject to the restrictions of such Restricted Stock Award. Any shares of stock received as a result of a stock split or stock dividend with respect to shares then subject to a Restricted Stock Award shall also become subject to the restrictions of the Restricted Stock Award.

10.0
RESTRICTED STOCK UNIT AWARDS

10.1
Restricted Period To Be Established by the Committee.  The Committee shall establish the Restriction Period applicable to such Award; provided, however, that except as set forth below and as permitted by Paragraph 10.2 of this Section 10.0, such Restriction Period shall not be less than the Minimum Criteria.  An Award which provides for the lapse of restrictions applicable to such Award in equal annual installments over a period of at least three (3) years from the date of grant shall be deemed to meet the Minimum Criteria. The foregoing notwithstanding, with respect to Restricted Stock Awards and Restricted Stock Unit Awards of up to an aggregate of 100,000 shares (subject to adjustment as set forth in Section 13.0), the Minimum Criteria shall not apply and the Committee may establish such lesser Restriction Periods applicable to such Awards as it shall determine in its discretion.  Subject to the foregoing, each Restricted Stock Unit Award may have a different Restriction Period, in the discretion of the Committee.  The Restriction Period applicable to a particular Restricted Stock Unit Award shall not be changed except as permitted by Paragraph 10.2 of this Section or by Section 13.0.

10.2
Other Terms and Conditions.  The Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to the Restricted Stock Unit Award, including, but not limited to, rules pertaining to the termination of a Holder's service (by retirement, disability, death or otherwise) prior to expiration of the Restriction Period as shall be set forth in a Restricted Stock Unit Award Agreement.  Cash dividend equivalents may be converted into additional Restricted Stock Units or may be paid during, or may be accumulated and paid at the end of, the Restriction Period with respect to a Restricted Stock Unit Award, as determined by the Committee.  The Committee, in its sole discretion, may provide for the deferral of a Restricted Stock Unit Award.

10.3
Payment for Restricted Stock Unit.  A Holder shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Unit Award, except to the extent otherwise required by law and except that the Committee may, in its discretion, charge the Holder an amount in cash not in excess of the par value of the shares of Common Stock issued under the Plan to the Holder.

10.4
Restricted Stock Units in Substitution for Units Granted by Other Corporations.  Restricted Stock Unit Awards may be granted under the Plan from time to time in substitution for restricted stock units held by employees of corporations who become, or who became prior to the effective date of the Plan, employees of the Company or of any Subsidiary as a result of a merger or consolidation of the employing corporation with the Company or such Subsidiary, or the acquisition by the Company or a Subsidiary of all or a portion of the assets of the employing corporation, or the acquisition by the Company or a Subsidiary of stock of the employing corporation with the result that such employing corporation becomes a Subsidiary.

11.0
PERFORMANCE AWARDS

11.1
Performance Period.  The Committee shall establish, with respect to and at the time of each Performance Award, a performance period over which the performance applicable to the Performance Award of the Holder shall be measured.

11.2	Performance Awards. Each Performance Award may have a maximum value established by the Committee at the time of such Award.

11.3
Performance Measures.  A Performance Award granted under the Plan that is intended to qualify as qualified performance-based compensation under Section 162(m) of the Code shall be awarded contingent upon the achievement of one or more performance measures. The performance criteria for Performance Awards shall consist of objective tests based on the following: earnings, cash flow, cash value added performance, stockholder return and/or value, revenues, operating profits (including EBITDA), net profits, earnings per share, stock price, cost reduction goals, debt to capital ratio, financial return ratios, profit return and margins, market share, working capital and customer satisfaction.  The Committee may select one criterion or multiple criteria for measuring performance.  Performance criteria may be measured on corporate, subsidiary or business unit performance, or on a combination thereof. Further, the performance criteria may be based on comparative performance with other companies or other external measure of the selected performance criteria.  A Performance Award that is not intended to qualify as qualified performance-based compensation under Section 162(m) of the Code shall be based on achievement of such goals and be subject to such terms, conditions and restrictions as the Committee or its delegate shall determine.

11.4
Payment.  Following the end of the performance period, the Holder of a Performance Award shall be entitled to receive payment of an amount, not exceeding the maximum value of the Performance Award, if any, based on the achievement of the performance measures for such performance period, as determined by the Committee in its sole discretion. Payment of a Performance Award (i) may be made in cash, Common Stock or a combination thereof, as determined by the Committee in its sole discretion, (ii) shall be made in a lump sum or in installments as prescribed by the Committee in its sole discretion, and (iii) to the extent applicable, shall be based on the Fair Market Value of the Common Stock on the payment date.

11.5	Termination of Service. The Committee shall determine the effect of termination of service during the performance period on a Holder's Performance Award.

12.0
STOCK VALUE EQUIVALENT AWARDS

12.1
Stock Value Equivalent Awards.  Stock Value Equivalent Awards are rights to receive an amount equal to the Fair Market Value of shares of Common Stock or rights to receive an amount equal to any appreciation or increase in the Fair Market Value of Common Stock over a specified period of time, which vest over a period of time as established by the Committee, without payment of any amounts by the Holder thereof (except to the extent otherwise required by law) or satisfaction of any performance criteria or objectives. Each Stock Value Equivalent Award may have a maximum value established by the Committee at the time of such Award.

12.2	Award Period. The Committee shall establish a period over which each Stock Value Equivalent Award shall vest with respect to the Holder.

12.3
Payment.  Following the end of the determined period for a Stock Value Equivalent Award, the Holder of a Stock Value Equivalent Award shall be entitled to receive payment of an amount, not exceeding the maximum value of the Stock Value Equivalent Award, if any, based on the then vested value of the Award. Payment of a Stock Value Equivalent Award (i) shall be made in cash, (ii) shall be made in a lump sum or in installments as prescribed by the Committee in its sole discretion, and (iii) shall be based on the Fair Market Value of the Common Stock on the payment date.  Cash dividend equivalents may be paid during, or may be accumulated and paid at the end of the determined period with respect to a Stock Value Equivalent Award, as determined by the Committee.

12.4	Termination of Service. The Committee shall determine the effect of termination of service during the applicable vesting period on a Holder's Stock Value Equivalent Award.

13.0
RECAPITALIZATION OR REORGANIZATION

13.1
Except as hereinafter otherwise provided, in the event of any recapitalization, reorganization, merger, consolidation, combination, exchange, stock dividend, stock split extraordinary dividend or divestiture (including a spin-off) or any other change in the corporate structure or shares of Common Stock occurring after the date of the grant of an Award, the Committee shall, in its discretion, make such adjustment as to the number and price of shares of Common Stock or other consideration subject to such Awards as the Committee shall deem appropriate in order to prevent dilution or enlargement of rights of the Holders.

13.2
The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities having any priority or preference with respect to or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

13.3
The shares with respect to which Options, Stock Appreciation Rights or Restricted Stock Units may be granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration of an Option, Stock Appreciation Rights or Restricted Stock Unit Award, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such Award relates or may thereafter be exercised (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and, as applicable, the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and, as applicable, the purchase price per share shall be proportionately increased.

13.4
If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise of an Option or Stock Appreciation Right or payment in settlement of a Restricted Stock Unit Award theretofore granted, the Holder shall be entitled to purchase or receive, as applicable, under such Award, in lieu of the number of shares of Common Stock as to which such Award relates or shall then be exercisable, the number and class of shares of stock and securities and the cash and other property to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Holder had been the holder of record of the number of shares of Common Stock then covered by such Award.

13.5
In the event of a Corporate Change, unless an Award Document otherwise provides, as of the Corporate Change Effective Date (i) any outstanding Options and Stock Appreciation Rights shall become immediately vested and fully exercisable, (ii) any restrictions on Restricted Stock Awards or Restricted Stock Unit Awards shall immediately lapse, (iii) all performance measures upon which an outstanding Performance Award is contingent shall be deemed achieved and the Holder shall receive a payment equal to the maximum amount of the Award he or she would have been entitled to receive, prorated to the Corporate Change Effective Date, and (iv) any outstanding cash Awards including, but not limited to, Stock Value Equivalent Awards shall immediately vest and be paid based on the vested value of the Award.

13.6
In the relevant Award Document, the Committee may provide that, no later than two (2) business days prior to any Corporate Change referenced in Clause (ii), (iii) or (iv) of the definition thereof or ten (10) business days after any Corporate Change referenced in Clause (i) of the definition thereof, the Committee may, in its sole discretion, (i) require the mandatory surrender to the Company by selected Optionees of some or all of the outstanding Options held by such Optionees (irrespective of whether such Options are then exercisable under the provisions of the Plan) as of a date (before or after a Corporate Change) specified by the Committee, in which event the Committee shall thereupon cancel such Options and pay to each Optionee an amount of cash per share equal to the excess, if any, of the Change of Control Value of the shares subject to such Option over the exercise price(s) under such Options for such shares, (ii) require the mandatory surrender to the Company by selected Holders of Stock Appreciation Rights of some or all of the outstanding Stock Appreciation Rights held by such Holders (irrespective of whether such Stock Appreciation Rights are then exercisable under the provisions of the Plan) as of a date (before or after a Corporate Change) specified by the Committee, in which event the Committee shall thereupon cancel such Stock Appreciation Rights and pay to each Holder an amount of cash equal to the Spread with respect to such Stock Appreciation Rights with the Fair Market Value of the Common Stock at such time to be deemed to be the Change of Control Value, or (iii) require the mandatory surrender to the Company by selected Holders of Restricted Stock Awards, Restricted Stock Unit Awards or Performance Awards of some or all of the outstanding Awards held by such Holder (irrespective of whether such Awards are vested under the provisions of the Plan) as of a date (before or after a Corporate Change) specified by the Committee, in which event the Committee shall thereupon cancel such Awards and pay to each Holder an amount of cash equal to the Change of Control Value of the shares, if the Award is denominated in Common Stock, or an amount of cash equal to the Fair Market Value of the Common Stock at such time, if the Award is not denominated in Common Stock.

13.7
Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted, the purchase price per share of Common Stock subject to Options or the calculation of the Spread with respect to Stock Appreciation Rights.

13.8	Notwithstanding the foregoing, the provisions of this Section 13.0 shall be administered in accordance with Section 409A of the Code to the extent required to avoid the taxes imposed thereunder.

14.0
AMENDMENT OR TERMINATION OF THE PLAN

 The Board in its discretion may terminate the Plan or alter or amend the Plan or any part thereof from time to time; provided that no change in any Award theretofore granted may be made which would impair the rights of the Holder without the consent of the Holder, and provided, further, that the Board may not, without approval of the stockholders, amend the Plan to effect a "material revision" of the Plan, where a "material revision" includes, but is not limited to, a revision that: (a) materially increases the benefits accruing to a Holder under the Plan, (b) materially increases the aggregate number of securities that may be issued under the Plan, (c) materially modifies the requirements as to eligibility for participation in the Plan, or (d) changes the types of awards available under the Plan.

 15.0
OTHER

15.1
No Right to an Award.  Neither the adoption of the Plan nor any action of the Board or of the Committee shall be deemed to give an employee or a Non-employee Director any right to be granted an Option, a Stock Appreciation Right, a right to a Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Stock Value Equivalent Award or any other rights hereunder except as may be evidenced by an Award or by an Option or Stock Appreciation Agreement duly executed on behalf of the Company, and then only to the extent of and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the payment of any Award.

15.2
No Employment Rights Conferred. Nothing contained in the Plan or in any Award made hereunder shall: (i) confer upon any employee any right to continuation of employment with the Company or any Subsidiary; or (ii) interfere in any way with the right of the Company or any Subsidiary to terminate his or her employment at any time.

15.3
No Rights to Serve as a Director Conferred.  Nothing contained in the Plan or in any Award made hereunder shall confer upon any Director any right to continue their position as a Director of the Company.

15.4
Other Laws; Withholding.  The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under the Plan at any time when the offering of the shares covered by such Award has not been registered under the Securities Act of 1933 and such other state, federal or foreign laws, rules or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the issuance and sale of such shares.  No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid.  The Company shall have the right to deduct in connection with all Awards any taxes required by law to be withheld and to require any payments necessary to enable it to satisfy its withholding obligations.  The Committee may permit the Holder of an Award to elect to surrender, or authorize the Company to withhold, shares of Common Stock (valued at their Fair Market Value on the date of surrender or withholding of such shares) in satisfaction of the Company's withholding obligation, subject to such restrictions as the Committee deems appropriate.

15.5
No Restriction on Corporate Action.  Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action which is deemed by the Company or such Subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No other beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

15.6
Restrictions on Transfer.  Except as otherwise provided herein, an Award shall not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by a Holder other than by will or the laws of descent and distribution or pursuant to a "qualified domestic relations order" as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, and shall be exercisable during the lifetime of the Holder only by such Holder, the Holder's guardian or legal representative, a transferee under a qualified domestic relations order or a transferee as described below.  The Committee may prescribe and include in the respective Award Documents hereunder other restrictions on transfer.  Any attempted assignment or transfer in violation of this section shall be null and void.  Upon a Holder's death, the Holder's personal representative or other person entitled to succeed to the rights of the Holder (the "Successor Holder") may exercise such rights as are provided under the applicable Award Document.  A Successor Holder must furnish proof satisfactory to the Company of his or her rights to exercise the Award under the Holder's will or under the applicable laws of descent and distribution.  Notwithstanding the foregoing, the Committee shall have the authority, in its discretion, to grant (or to sanction by way of amendment to an existing grant) Awards (other than Incentive Stock Options) which may be transferred by the Holder for no consideration to or for the benefit of the Holder's Immediate Family, to a trust solely for the benefit of the Holder and his Immediate Family, or to a partnership or limited liability company in which the Holder and members of his Immediate Family have at least 99% of the equity, profit and loss interest, in which case the Award Document shall so state.  A transfer of an Award pursuant to this Paragraph (f) shall be subject to such rules and procedures as the Committee may establish.  In the event an Award is transferred as contemplated in this Paragraph (f), such Award may not be subsequently transferred by the transferee except by will or the laws of descent and distribution, and such Award shall continue to be governed by and subject to the terms and limitations of the Plan and the relevant written instrument for the Award and the transferee shall be entitled to the same rights as the Holder under Sections 13.0 and 14.0 hereof as if no transfer had taken place.  No transfer shall be effective unless and until written notice of such transfer is provided to the Committee, in the form and manner prescribed by the Committee.  The consequences of termination of employment shall continue to be applied with respect to the original Holder, following which the Awards shall be exercised by the transferee only to the extent and for the periods specified in the Plan and the related Award Document.  The Option Agreement, Stock Appreciation Rights Agreement, Restricted Stock Award Agreement, Restricted Stock Unit Award Agreement or other Award Document shall specify the effect of the death of the Holder on the Award.

15.7
Governing Law.  This Plan shall be construed in accordance with the laws of the State of Texas, except to the extent that it implicates matters which are the subject of the General Corporation Law of the State of Delaware which matters shall be governed by the latter law.

15.8
Foreign Awardees.  Without amending the Plan, the Committee may grant Awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with the provisions of laws and regulations in other countries or jurisdictions in which the Company or its Subsidiaries operate.

APPENDIX C

RATIFICATION RESOLUTIONS

WHEREAS, on April 3, 2012, the Board of Directors (the "Board") of Trecora Resources f/k/a Arabian American Development Company, a Delaware Corporation (the "Company") established the Arabian American Development Company Stock and Incentive Plan (the "Stock Incentive Plan");

WHEREAS, on September 4, 2015, the Board approved the first amendment to the Stock Incentive Plan (the "Amendment") modifying the name of the plan to "Trecora Resources Stock and Incentive Plan" and extending the term of the plan from June 1, 2015 (the "Original Expiration Date") to June 1, 2018;

WHEREAS, pursuant to Section 14.0 of the Stock Incentive Plan, the Board may not effect a "material revision" of the Stock Incentive Plan without the approval of the stockholders of the Company;

WHEREAS, pursuant to Section 303A.08 of the Listed Company Manual (the "NYSE Manual") of the New York Stock Exchange (the "NYSE"), the extension of the term of an equity incentive plan is considered a "material amendment" to a plan for purposes of the NYSE's rules governing the types of amendments that must be approved by a listed company's stockholders;

WHEREAS, the Board has not submitted the Amendment to the Company's stockholders for approval;

WHEREAS, following the adoption of the Amendment, the Board approved the grant of certain restricted stock awards pursuant to the Stock Incentive Plan to employees and members of the Board in the amounts and on the dates listed below (the "Existing Awards"):

Name of Existing Award Holder and Title/Position	Grant Date	Number of ExistingAwards Granted	Number of ExistingAwards Remaining Unvested	Number of Existing Awards Vested and Issued to the ExistingAward Holder	Number of Existing Awards Vested but Not Issued to the ExistingAward Holder[2]
Al McKee[1] (Director)	1/29/2016	35,333	21,201	7,066	7,066

Simon Upfill-Brown (President and Chief Executive Officer, Director)	3/1/2016	63,898	53,248	--	10,650

Connie Cook (Vice President of Accounting and Compliance)	3/1/2016	15,974	13,312	--	2,662

Mark Williamson (Vice President of Marketing, Petrochemical Company)	3/1/2016	17,572	14,643	--	2,929

Ron Franklin (Vice President of Manufacturing)	3/1/2016	16,986	14,155	--	2,831

Peter Loggenberg (President of Specialty Wax Company)	3/1/2016	20,501	17,084	--	3,417

Dick Townsend (Director)	5/17/2016	28,090	28,090	--	--

Joe Palm (Director)	11/17/2016	25,105	25,105	--	--

Pam Butcher (Director)	11/17/2016	21,967	21,967	--	--

(1)  Mr. McKee retired effective February 10, 2017.
(2) Issuance pending stockholder approval

WHEREAS, the Existing Awards were granted after the Original Expiration Date under the Stock Incentive Plan;

WHEREAS, the Board is concerned that some or all of the above-described corporate acts may constitute a "defective corporate act" (as defined in Section 204 of the General Corporation Law of the State of Delaware (the "DGCL") and for avoidance of doubt, the Board has determined that it is advisable and in the best interests of the Company and its stockholders to ratify all such corporate acts (the "Ratification"), in each case pursuant to and in accordance with Section 204 of the DGCL, in order to avoid any uncertainty; and

WHEREAS, any claim that any of the potentially defective corporate acts or putative stock referenced herein being ratified under Section 204 of the DGCL is void or voidable due to the identified potential failure of authorization, or that the Delaware Court of Chancery should declare in its discretion that the ratification thereof in accordance with Section 204 of the DGCL not be effective or be effective only on certain conditions, must be brought within 120 days from the relevant validation effective time.

NOW, THEREFORE, BE IT RESOLVED, that (i) the execution and effectiveness of the Amendment and (ii) the grant of restricted stock awards authorized prior to shareholder approval of the Amendment, are the potentially defective corporate acts to be ratified by the Ratification;

RESOLVED, FURTHER, that the date of effectiveness of the Amendment was September 4, 2015;

RESOLVED, FURTHER, that the grant dates of the Existing Awards are set forth in the chart provided above;

RESOLVED, FURTHER, that the Board hereby identifies the failure to submit the Amendment to the Company's stockholders for approval as a failure of authorization in respect of the Amendment;

RESOLVED, FURTHER, that the Board hereby identifies the following as failures of authorization in respect of the Existing Awards: (i) failure to submit the Amendment to the Company's stockholders for approval and (ii) the grants of the Existing Awards after the Original Expiration Date;

RESOLVED, FURTHER, that, pursuant to and in accordance with Section 204 of the DGCL, the Ratification be, and hereby is, approved, adopted and confirmed in all respects;

RESOLVED, FURTHER, that these resolutions authorizing the Ratification shall be submitted to the stockholders of the Corporation entitled to vote thereon for adoption thereby, and the Board recommends that such stockholders adopt these resolutions authorizing the Ratification;

RESOLVED, FURTHER, that the record date for determining the stockholders of the Corporation entitled to vote on these resolutions authorizing the Ratification shall be April 26, 2017;

RESOLVED, FURTHER, that the officers of the Corporation be, and each hereby is, authorized, empowered and directed, for and on behalf of the Corporation, to deliver a notice of Ratification in the form and containing the information required by Section 204 of the DGCL and, if the resolutions authorizing the Ratification are adopted at a meeting of the shareholders, the sections of the DGCL related thereto; and

RESOLVED, FURTHER, that, any time before the validation effective time in respect of the ratification of defective corporate acts set forth herein, the Board may abandon such ratification, as the case may be, before or after stockholder approval thereof, without further action by the stockholders.

Trecora Resources

IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 AM CDT on June 15, 2017.

Vote by Internet

- Go to **www.investorvote.com/TREC**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3, 5, 6 and 7 and "EVERY YEAR" for Proposal 4.

1. ELECTION/RE-ELECTION OF DIRECTORS:

Nominee	For	Withheld
01 - NICHOLAS N. CARTER	☐	☐
02 - JOSEPH P. PALM	☐	☐
03 - PAMELA R. BUTCHER	☐	☐

Proposal	For	Against	Abstain
2. THE SELECTION OF BKM SOWAN HORAN, L.L.P. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2017	☐	☐	☐
3. TO APPROVE, BY NON-BINDING VOTE, THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVES	☐	☐	☐
5. TO APPROVE AND RATIFY THE FIRST AMENDMENT TO THE COMPANY'S STOCK AND INCENTIVE PLAN	☐	☐	☐
6. TO APPROVE AND RATIFY CERTAIN AWARDS GRANTED PURSUANT TO THE COMPANY'S STOCK AND INCENTIVE PLAN	☐	☐	☐
7. TO ADOPT RESOLUTIONS THAT HAVE BEEN ADOPTED BY THE BOARD OF DIRECTORS TO RATIFY EACH "DEFECTIVE CORPORATE ACT"	☐	☐	☐

Proposal	1 Year	2 Years	3 Years	Abstain
4. TO APPROVE, BY NON-BINDING VOTE, THE FREQUENCY OF A NON-BINDING VOTE ON THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS	☐	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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